CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Medium-Term Senior Notes, Series G	$67,000,000	$7,785.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.
(2)
Pursuant to Rule 457(p) under the Securities Act, the $313,399.77 remaining of the relevant portion of the registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $7,785.40 is offset against the registration fee due for this offering and of which $305,614.37 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.  See the “Calculation of Registration Fee” table accompanying the filing of Pricing Supplement No. 2015-CMTNG0369 dated February 12, 2015, filed by Citigroup Inc. on February 17, 2015, for information regarding the registration fees that are being carried forward.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-192302

Pricing Supplement No. 2015–CMTNG0381, Dated February 18, 2015
(To Prospectus Supplement and Prospectus each dated November 13, 2013)
US$67,000,000 Stated Principal Amount
Citigroup Inc.
Medium-Term Senior Notes, Series G

Securities Due April 1, 2016 Based on the Citi Commodity Spread Index—Bloomberg Commodity IndexSM 3 Month Forward Sub-Indices versus Bloomberg Commodity IndexSM Sub-Indices
▪
The return on the securities, which may be positive or negative, will be based upon the performance of the Citi Commodity Spread Index—Bloomberg Commodity IndexSM 3 Month Forward Sub-Indices versus Bloomberg Commodity IndexSM Sub-Indices (the “underlying index”).  See “Description of the Underlying Index” in this pricing supplement.  Unless redeemed by you or called by us, the securities will mature on April 1, 2016.

▪	All payments on the securities are subject to the credit risk of Citigroup Inc.
▪
The securities will bear interest at a floating rate equal to one-month U.S. dollar LIBOR minus 0.18%. Interest on the securities will be paid on the 1st day of each month (except that the final interest payment will be made on the maturity date or the earlier date on which payment is made in connection with redemption or call, if applicable), commencing April 1, 2015.  If the floating rate of interest payable for any such month is determined to be less than 0.00%, which will occur if one-month U.S. dollar LIBOR is less than or equal to 0.18%, that negative coupon amount will be carried forward and deducted from any payment you receive at maturity or upon earlier redemption or call of the securities.  The amount you receive at maturity or upon your redemption or our call of the securities may be less, and possibly significantly less, than your initial investment in the securities.

▪
On any commodity business day prior to the scheduled final valuation date, you may redeem all or any portion (subject to the minimum redemption amount) of the securities you then hold in exchange for (i) the stated principal amount of the securities you have elected to redeem plus (ii) the supplemental return amount with respect to those securities as determined as of the commodity business day on which the notice of redemption is effective.  The supplemental return amount may be negative, zero or positive.  Therefore, the amount you receive upon your redemption of the securities may be less than your initial investment in the securities.  If you elect to exercise your redemption option, you must offer to redeem at least 25,000 securities (US$25,000,000 aggregate stated principal amount) at one time.

▪
If on any commodity business day prior to the scheduled final valuation date the closing value of the underlying index is less than or equal to 85% of the starting value of the underlying index, we will call the securities in exchange for (i) the stated principal amount of the securities you then hold plus (ii) the supplemental return amount with respect to those securities as determined as of the commodity business day following that commodity business day.  In these circumstances, the supplemental return amount is almost certain to be negative and is likely to result in a loss of more than 45%, and possibly up to all, of your initial investment.

▪
If you do not redeem and we do not call the securities, you will receive at maturity (i) the stated principal amount of the securities you then hold plus (ii) the supplemental return amount with respect to those securities as determined as of the final valuation date (scheduled to be March 24, 2016).  The supplemental return amount may be negative, zero or positive.  Therefore, the amount you receive at maturity may be less than your initial investment in the securities.

▪
On any commodity business day during the term of the securities, the supplemental return amount will be based on three times the percentage change in the value of the underlying index from the initial valuation date (February 17, 2015) to that commodity business day and will be determined after deducting (i) a 0.22% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the supplemental return amount) accrued from and including the initial valuation date to and including that commodity business day and (ii) the cumulative negative coupon amounts.  See “Description of the Securities—Supplemental Return Amount.”

▪
Investing in the securities is not equivalent to investing directly in any commodity or commodity futures contract.  The securities are not commodity futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “CEA”).  The securities are offered pursuant to an exemption from regulation under the CEA.  Accordingly, you are not afforded any protection provided by the CEA or any regulation promulgated by the Commodity Futures Trading Commission.

▪	We will not apply to list the securities on any exchange.
▪	The CUSIP for the securities is 1730T05B1. The ISIN for the securities is US1730T05B14.
Investing in the securities involves significant risks.  See “Risk Factors Relating to the Securities” beginning on page PS-2.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not deposits or savings accounts but are unsecured debt obligations of Citigroup Inc.  The securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.
	Per Security	Total
Public Offering Price	$1,000.00	$67,000,000.00
Underwriting Discount	$0.00	$0.00
Proceeds to Citigroup Inc.	$1,000.00	$67,000,000.00
 (1) Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, is the underwriter of the securities and is acting as principal.  CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.

RISK FACTORS RELATING TO THE SECURITIES

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying index.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the securities.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

You will receive less than your initial investment at maturity or upon your redemption or our call of the securities if the value of the underlying index declines or does not increase sufficiently.

The amount payable at maturity or upon your exercise of the redemption option or our call of the securities will be based on the performance of the underlying index from the initial valuation date to the commodity business day on which the supplemental return amount is determined.  That amount will be determined after deducting a 0.22% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the supplemental return amount) and any negative coupon amounts.  If the value of the underlying index declines or does not increase sufficiently to offset the deducted amounts, the amount you receive for each security will be less than the US$1,000 you paid for each security.  This will be true even if the value of the underlying index at one or more other times during the term of the securities exceeds the value of the underlying index on the initial valuation date.

Leverage will magnify your losses if the value of the underlying index declines.

The supplemental return amount includes a leverage factor of three.  This means that any percentage decline in the value of the underlying index from the initial valuation date to the commodity business day on which the supplemental return amount is determined will result in a loss on your investment in the securities that is three times that percentage decline.  For example, if the underlying index has declined by 10% from the initial valuation date to the relevant commodity business day, you will incur a 30% loss on your investment in the securities (subject to further deduction of the annual fee and any negative coupon payments and leaving aside the effects of the coupon payments you receive, if any).  You should not invest in the securities unless you are prepared to accept the potential for significant losses on a leveraged basis if the value of the underlying index declines.

The securities have a mandatory call feature, which increases the likelihood of loss on your investment.

We will call the securities if, on any commodity business day, the closing value of the underlying index is less than or equal to 85% of the initial index value.  If we call the securities in this circumstance, you will receive the stated principal amount of the securities you then hold plus (ii) the supplemental return amount as determined on the commodity business day following that commodity business day.  In this circumstance, the supplemental return amount will almost certainly be negative and is likely to result in a loss of more than 45% (reflecting the 15% decline in the value of the underlying index multiplied by the leverage factor of 3), and possibly up to all, of your initial investment.  If we call the securities, it is possible that your resulting losses on the securities will be greater than they would have been had the securities remained outstanding until maturity and had the supplemental return amount been determined instead on the final valuation date.

The securities do not provide directional exposure to commodities or commodity futures contracts, but rather provide exposure solely to the “spread” strategy reflected in the underlying index, and there can be no assurance that this strategy will be successful.

The underlying index tracks the difference, or “spread,” between (i) the aggregate performance of the 3 month forward versions of the single-commodity sub-indices for each of the commodities included in the Bloomberg Commodity IndexSM and (ii) the aggregate performance of the standard (i.e., non-forward) versions of the same single-commodity sub-indices.  Accordingly, the performance of the underlying index does not depend on the directional performance of the commodities or commodity future contracts underlying the single-commodity sub-indices for the commodities included in the Bloomberg Commodity IndexSM, but rather depends on the extent to which the longer-dated futures contracts underlying the 3 month forward versions of these sub-indices would either outperform or underperform the shorter-dated futures contracts on the same commodities underlying the standard (i.e., non-forward) versions of these sub-indices.  In general, if the longer-dated futures contracts underperform their shorter-dated counterparts, the value of the underlying index will decline.  It is possible that the underlying index may experience a significant decline even at a time when there is a bull market in the underlying commodities and the longer-dated and shorter-dated futures contracts both experience significant appreciation.

There are a number of reasons why longer-dated futures contracts may underperform shorter-dated futures contracts on the same commodities, resulting in negative underlying index performance.

One important circumstance in which longer-dated futures contracts are likely to significantly underperform shorter-dated futures contracts is when the futures market flips from “contango” (where the settlement prices of longer-dated futures contracts are higher than the settlement prices of shorter-dated futures contracts) to “backwardation” (where the settlement prices of shorter-dated futures contracts are higher than the settlement prices of longer-dated futures contracts).  In that circumstance, there will typically have been a significant increase in the settlement price of shorter-term futures contracts that causes the settlement price of shorter-term futures contracts, which was previously lower than the settlement price of longer-term futures contracts, to exceed the settlement price of longer-term futures contracts.  This increase in the settlement price of shorter-term futures contracts may cause shorter-term futures contracts to significantly outperform longer-term futures contracts at the time when the increase occurs.  A significant increase in the settlement price of shorter-term futures contracts may occur, for example, as a result of a sudden increase in demand for, or an interruption in supply of, the underlying commodity—for example, as a result of adverse weather conditions or supply shortages caused by cartel activity, labor disruptions, accidents affecting production infrastructure or other events.  If a significant increase in the settlement price of shorter-term futures contracts occurs during the term of the securities, the securities may be significantly and adversely affected.

In addition, at any time when the underlying futures markets are in backwardation, longer-dated futures contracts are likely to underperform shorter-dated futures contracts on the same commodities.  This is because the effects of backwardation are often more pronounced on shorter-dated futures contracts than on longer-dated futures contracts because of the near-term supply-demand imbalance that drives the backwardation.  In that market condition, as the delivery months of a shorter-dated futures contract and a longer-dated futures contract become nearer, the settlement price of the shorter-dated futures contract would increase more rapidly than the price of the longer-dated futures contract, and the shorter-dated futures contract would therefore outperform the longer-dated futures contract.

If the shorter-dated futures contracts are in a backwardated condition while the longer-dated futures contracts are in contango, the settlement price of the shorter-dated futures contracts will increase as time passes while the settlement price of the longer-dated futures contracts will decrease as time passes, potentially leading to an especially significant underperformance of longer-dated futures contracts relative to shorter-dated futures contracts.

Because the underlying index is composed of a basket of futures contracts, any favorable performance with respect to some of these futures contracts may be offset by unfavorable performance by other futures contracts.

The underlying index tracks a basket composed of futures contracts on all of the commodities in the Bloomberg Commodity IndexSM, of which there are currently 22.  If the relevant longer-dated versions of some of these 22 futures contracts outperform their shorter-dated counterparts and the relevant longer-dated versions of other of these 22 futures contracts underperform their shorter-dated counterparts, the gains from the outperforming longer-dated futures contracts may be partially or wholly offset, or more than offset, by the losses from the underperforming longer-dated futures contracts.  Therefore, even if the “spread” strategy reflected in the underlying index is successful with some futures contracts underlying the underlying index, the underlying index may nevertheless decline if it is not successful with other of the futures contracts underlying the underlying index.

Even if it generally proves to be the case that longer-dated futures contracts outperform shorter-dated futures contracts, there can be no assurance that the particular futures contracts underlying the sub-indices tracked by the underlying index are the optimal futures contracts for capturing that dynamic, or that they will successfully do so at all.

The futures contracts that, for any commodity, are the shorter-dated and longer-dated futures contracts for that commodity in the underlying index at any time will be the relevant designated futures contracts included in the Bloomberg Commodity IndexSM and its 3 month forward counterpart, respectively, at that time.  See “Description of the Bloomberg Commodity Indices—Index Calculation—Determining the Lead Future and the Next Future.”  As of any given month for any given commodity, the futures contract that will be the shorter-dated futures contract may have a delivery month ranging from one month in the future to five months in the future, and length of time between the delivery months for the shorter-dated futures contract and the longer-dated futures contract for that commodity may range from zero months (meaning that, in some cases, the shorter-dated futures contract and the longer-dated futures contract are the same) to seven months.  Given this variability, it is possible that the shorter-dated futures contracts used by the underlying index will not be sufficiently short-dated, or that the longer-dated futures contracts will be too short-dated or not long-dated enough, to capture the “spread” that the underlying index seeks to capture.

An investment in the securities is fundamentally different from other investments and requires an assessment of factors that are unique to the underlying index.

Unlike other investments that may be available to you, an investment in the securities is not based on the performance of widely held assets that have intrinsic value, like stocks or commodities.  Instead, the securities will have a return based on the underlying index, which is a mathematical calculation of the extent to which the longer-dated futures contracts underlying the 3 month forward versions of the sub-indices for each of the commodities included in the Bloomberg Commodity IndexSM outperform or underperform the standard (i.e., non-forward) versions of the same sub-indices.  Many investors may be comfortable assessing the potential performance of investments linked to assets such as stocks or commodities, because the factors that affect the prices of such assets are widely understood by many investors.  By contrast, the factors that will affect the performance of the underlying index and, therefore, the performance of the securities are completely unique to the underlying index.  In order to assess how the securities may perform, you must have a detailed understanding of the way the underlying index works and, in addition, of the way in which each of the relevant sub-indices of the Bloomberg Commodity IndexSM works.  Accordingly, you should carefully review the information set forth in “Description of the Underlying Index” and “Description of the Bloomberg Commodity Indices” in this pricing supplement.  You should not invest in the securities unless you fully understand that information.

The securities are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings and credit spreads may adversely affect the value of the securities.

You are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment.

Your redemption option is subject to certain important conditions and limitations.

Your right to require us to redeem the securities on any commodity business day prior to the scheduled final valuation date is subject to certain important conditions and limitations.  If you elect to exercise your redemption option, you must do so with respect to at least 25,000 securities (US$25,000,000 aggregate stated principal amount) at one time.  In addition, to redeem your securities on any commodity business day, you must instruct your broker to take the following steps through normal clearing system channels by the relevant deadlines: (1) fill out an official notice of redemption; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any day during the term of the securities; and (3) transfer your book-entry interest in the securities to the trustee or paying agent on our behalf on the fifth business day following the day on which your redemption is effective.  If we receive your official notice of redemption at or before 10:00 a.m. New York City time on any commodity business day, your redemption will be effective on that commodity business day.  If we receive your official notice of redemption on a day that is not a commodity business day or after 10:00 a.m. New York City time on any commodity business day, your redemption will be effective on the first commodity business day following that day.  In all cases, at the time you submit your notice of redemption, you will not know the final index value and, therefore, will not know the amount that you will receive upon redemption.  Accordingly, if the value of the underlying index declines from the time you submit your notice of redemption until the time when the final index value is determined, the amount you receive upon redemption will be less than you expected at the time you submitted your notice of redemption.

The underlying index is a new index with no actual performance history.

The underlying index was established on February 12, 2015.  Accordingly, the underlying index has no actual performance history by which to evaluate its performance prior to February 12, 2015.  Although this pricing supplement contains hypothetical back-tested historical performance information for the underlying index, that information is hypothetical, intended for illustrative purposes only and subject to inherent limitations.  The underlying index sponsor developed the rules of the underlying index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the underlying index rules would have caused the underlying index to perform had it existed during the hypothetical back-tested period.  The fact that the underlying index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the underlying index methodology.  Furthermore, the hypothetical back-tested performance of the underlying index might look different if it covered a different historical period.  The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.

It is impossible to predict whether the underlying index will rise or fall.  The actual future performance of the underlying index may bear little relation to the hypothetical back-tested performance of the underlying index.  Past performance is not indicative of future performance for any investment, but especially for an investment linked to the underlying index.  The underlying index is based on the performance of commodity futures contracts, which can be highly volatile and unpredictable.  Accordingly, there is heightened potential for the underlying index to perform in an unexpected and unpredictable way.

The yield on the securities may be lower than the yield on a standard debt security of comparable maturity.

You will receive a coupon at a floating rate equal to one-month U.S. dollar LIBOR minus 0.18%.  As a result, unless the underlying index appreciates sufficiently, the effective yield on the securities may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Inc. of comparable maturity.

The underlying index sponsor is an affiliate of ours and, in its role as sponsor of the underlying index, may have economic interests that are adverse to yours as an investor in the securities.

The underlying index sponsor is an affiliate of ours.  In addition to calculating and publishing the level of the underlying index, the underlying index sponsor may be required to make certain determinations in connection with the underlying index that require it to exercise judgment.  These determinations may include, if an extraordinary event occurs, determining whether to suspend the calculation of the underlying index, select a replacement for the Bloomberg Commodity IndexSM or any of its sub-indices or discontinue the underlying index.  In addition, if any data or information required to calculate the value of the underlying index is not available, the underlying index sponsor may use its own estimate of the relevant data or information to calculate the value of the underlying index.  These determinations may have an impact, positive or negative, on the value of the underlying index and the securities.  In making these determinations, the underlying index sponsor, as an affiliate of ours, is not acting as an advisor to you as an investor in the securities, is under no obligation to consider your interests as an investor in the securities and may have economic interests that are adverse to yours as an investor in the securities.

Changes in the composition or calculation of the Bloomberg Commodity IndexSM or any of its sub-indices may adversely affect your return on the securities.

Bloomberg may modify the methodology for determining the composition and calculation of the Bloomberg Commodity IndexSM or any of its sub-indices at any time.  Because the value of the underlying index  depends on the performance of sub-indices of the Bloomberg Commodity IndexSM, the value of the underlying index will be affected if Bloomberg makes any change to these sub-indices or the manner in which they are calculated.  Any such changes could adversely affect the supplemental return amount and the value of the securities.

If a commodity hedging disruption event occurs during the term of the securities, we may call the securities early for an amount that may result in a significant loss on your investment.

See “Additional Terms of the Securities—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a commodity hedging disruption event.  If a commodity hedging disruption event occurs, we may call the securities prior to the maturity date for an amount equal to the early call amount determined as of the early call notice date.  The early call amount will be equal to the stated principal amount of your securities plus the supplemental return amount, as determined with respect to the early call notice date (or, if such day is not a commodity business day, the next succeeding commodity business day).  This amount could be less than your initial investment and, therefore, could result in a loss on your investment in the securities.

The early call amount may be significantly less than the amount you would have received had we not elected to call the securities and had you been able instead to hold them to maturity.  For example, the early call amount may be determined during a market disruption that has a significant adverse effect on the early call amount.  That market disruption may be resolved by the time of the originally scheduled maturity date and, had your payment on the securities been determined on the scheduled final valuation date rather than on the early call notice date, you might have achieved a significantly better return.

The calculation agent will be required to exercise discretion in determining whether a commodity hedging disruption event has occurred.  If the calculation agent determines that a commodity hedging disruption event has occurred and as a result we elect to call the securities upon the occurrence of a commodity hedging disruption event, you may incur a significant loss on your investment in the securities.

Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the underlying index.

Market prices of the commodity futures contracts included in the underlying index tend to be highly volatile and may fluctuate rapidly based on numerous factors.  The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities.

Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission.

The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell futures contracts for the benefit of the holders of securities.  An investment in the securities does not constitute an investment in futures contracts, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.  Among other things, this means that we are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant.  For example, the price you pay to purchase the securities will be used by us for our own purposes and will not be subject to customer funds segregation requirements provided to customers that trade futures on an exchange regulated by the CFTC.

    Unlike an investment in the securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement.  Because the securities will not be interests in a commodity pool, the securities will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Legal and regulatory changes could adversely affect the return on and value of the securities.

Futures contracts, including those underlying the underlying index, are subject to extensive statutes, regulations, and margin requirements.  The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, the exchanges have regulations designed to limit the amount of fluctuations in futures contract prices.

In addition, the regulation of commodity transactions in the United States is subject to ongoing modification by government and judicial action.  The effect on the performance of the underlying index of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.  For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts.  The limits will apply to a person’s combined position in futures, options and swaps on a particular commodity.  The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for certain futures contracts, but any reduction may not be uniform across delivery months.  If any such reduction in liquidity affects shorter-dated futures contracts differently from longer-dated futures contacts, the underlying index may be adversely affected.  The potential effects of these or other regulatory developments are impossible to predict.  Any such effects may adversely affect the value of the securities.

Distortions or disruptions of market trading in the futures contracts underlying the underlying index could adversely affect the value of and return on the securities.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  These circumstances could adversely affect the settlement price of any of the futures contracts underlying the underlying index in a way that adversely affects the underlying index.

The offering of the securities does not constitute a recommendation of the underlying index by us or our affiliates.

You should not take the offering of the securities as an expression of our views or the views of our affiliates regarding how the underlying index will perform in the future or as a recommendation to invest in the underlying index, including through an investment in the securities.  As we are part of a global financial institution, we and our affiliates may, and often do, have positions that conflict with an investment in the securities.  You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the value of the underlying index.

CGMI and other of our affiliates may publish research from time to time relating to commodity futures contracts and/or the spread strategy reflected in the underlying index.  Any research, opinions or recommendations provided by CGMI and other of our affiliates may influence prices of the underlying futures contracts and, therefore, the value of the underlying index, and they may be inconsistent with purchasing or holding the securities.  CGMI and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities.  Investors should make their own independent investigation of the underlying index and the merits of investing in the securities.

The level of the underlying index may be affected by our or our affiliates’ hedging and other trading activities.

In anticipation of the sale of the securities, we expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions in the futures contracts underlying the underlying index.  We or our counterparties may also adjust this hedge during the term of the securities and close out or unwind this hedge on or before any commodity business day on which the supplemental return amount is determined, which may involve, among other things, our counterparties purchasing or selling such futures contracts.  This hedging activity on or prior to the initial valuation date could potentially affect the level of the underlying index on the initial valuation date and, accordingly, potentially increase the initial index value, which may adversely affect your return on the securities.  Additionally, this hedging activity during the term of the securities, including on or near any relevant commodity business day, could negatively affect the closing value of the underlying index on that day and, therefore, adversely affect your return on the securities.  This hedging activity may present a conflict of interest between your interests as a holder of the securities and the interests we and/or our counterparties, which may be our affiliates, have in executing, maintaining and adjusting hedging transactions.

CGMI and other of our affiliates may also trade the underlying futures contracts on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers.  As with our or our affiliates’ hedging activity, this trading activity could affect the closing value of the underlying index and, therefore, adversely affect the performance of the securities.

Although it is not intended to provide exposure to commodities, the underlying index will nevertheless be subject to certain risks associated with an investment in commodity futures contracts.

As discussed above, the underlying index is not intended to provide directional exposure to commodities.  Nevertheless, you should understand that the performance of the underlying index is ultimately determined by the performance of commodity futures contracts.  Accordingly, the underlying index is subject to risks associated with an investment in commodity futures contracts.

The underlying index is rebalanced monthly to match the weights of the underlying component indices to the weights of their associated commodities in the Bloomberg Commodity IndexSM as of the end of the most recent month.  This matching of weights is intended to cause the underlying index to have neutral exposure to the directional movement of commodities.  However, between monthly rebalancings, the levels of the underlying component indices will fluctuate, such that the weighted values of corresponding underlying component indices will no longer exactly offset each other.  The resulting difference will be attributable to the value of the underlying futures contracts, and you will have exposure to these futures contracts and their underlying commodities to the extent of that difference.

The prices of commodity futures contracts are determined by many factors, including the expected spot price of the underlying commodity at the expiration of the futures contract, the cost of storing the underlying commodity for the term of the futures contract and interest charges incurred to finance the purchase of the underlying commodity.  They may also be affected by a number of unpredictable factors that may lead to volatility, disruptions and distortions in the prices of futures contracts, such as:

•	governmental regulation and intervention, which may be difficult to predict and in recent years has been subject to significant uncertainty and change in relation to commodity futures contracts;

•	the actions of speculators, which may cause both sudden run-ups and sudden declines in futures contract prices;

•	the rules and actions of the exchanges or markets on which futures contracts trade, such as the imposition of price limits; and

•	interruptions in the supply of the underlying commodity, such as through the actions of cartels or as a result of weather or political events.

As a result of these factors, disruptions and distortions tend to be more common in futures markets than in other markets, such as stock markets.  The volatility, disruptions and distortions associated with futures contract prices may adversely affect the performance of the underlying index.

One-month U.S. dollar LIBOR and the manner in which it is calculated may change in the future.

The method by which one-month U.S. dollar LIBOR is calculated may change in the future, as a result of governmental actions, actions by the publisher of one-month U.S. dollar LIBOR or otherwise.  We cannot predict whether the method by which one-month U.S. dollar LIBOR is calculated will change or what the impact of any such change might be.  Any such change could affect the level of one-month U.S. dollar LIBOR in a way that has a significant adverse effect on the securities.

You will not have any rights with respect to any futures contracts or commodities underlying the underlying index.

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, the future contracts or commodities underlying the underlying index.  The securities are debt securities issued by Citigroup Inc., not an interest in the futures contracts or commodities underlying the underlying index.

The underlying index sponsor may discontinue the underlying index or substitute an alternative index for the Bloomberg Commodity IndexSM or any of its sub-indices under certain circumstances.

If certain events occur with respect to the Bloomberg Commodity IndexSM or any of its sub-indices, the underlying index sponsor may discontinue the underlying index.  For example, the underlying index sponsor may discontinue the underlying index if the Bloomberg Commodity IndexSM is discontinued or the sponsors of the Bloomberg Commodity IndexSM make a change in the methodology pursuant to which the Bloomberg Commodity IndexSM is calculated.  If the underlying index sponsor discontinues the underlying index, we will have the right to call the securities prior to maturity for the amount described below under “Description of the Securities—Discontinuance of the Underlying Index,” and this amount may be less than the amount you would have received if we had not called the securities.  If we do not call the securities, the calculation agent may, in its sole discretion, select a successor underlying index or, if it does not select a successor index, perform its own calculation of the underlying index level.

Alternatively, if certain events occur with respect to the Bloomberg Commodity IndexSM or any of its sub-indices and the underlying index sponsor does not discontinue the underlying index, the underlying index sponsor may, in its sole discretion, select a substitute index for the Bloomberg Commodity IndexSM or any of its sub-indices, including an index that may be sponsored by the underlying index sponsor or another one of our affiliates, and make such adjustments to the index conditions for the underlying index as it determines appropriate.  Any such substitution and adjustment may adversely affect the performance of the underlying index.

The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities.

Citibank, N.A. – Commodity Derivatives Calculations, which is acting as the calculation agent for the securities, is an affiliate of ours.  As calculation agent, Citibank, N.A. will make certain determinations with respect to the Securities.  Citibank, N.A. may be required to exercise judgment in making certain of these determinations, including in:

•	determining whether a market disruption event has occurred;

•
if a market disruption event occurs with respect to an underlying component index and continues until the relevant cut-off day, determining the level of that underlying component index for purposes of determining the final index value and the supplemental return amount;

•
if the underlying index is discontinued and we do not exercise our right to call the securities, identifying a successor underlying index or, if none is available, calculating the level of the underlying index for purposes of determining the final index value and the supplemental return amount; and

•	determining whether a commodity hedging disruption event has occurred.

Any of these determinations made by Citibank, N.A., in its capacity as calculation agent, may adversely affect any payments to you.  The fact that Citibank, N.A. is our affiliate may cause it to have economic interests that are adverse to yours in making these determinations.

The U.S. federal tax treatment of the securities is unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, the tax treatment of the securities is unclear, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts with associated coupon payments, as described in this pricing supplement under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities could be materially and adversely affected.  Because of the uncertain treatment of the securities, Non-U.S. Holders (as defined in “United States Federal Tax Considerations” below) should expect to be subject to withholding tax in respect of coupon payments on the securities at a rate of 30% or a lower treaty rate.  In addition, as described in “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF THE SECURITIES

The following description of the particular terms of the Securities supplements the description of the general terms set forth in the accompanying prospectus supplement and prospectus.  It is important for you to consider the information contained in this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Securities.  If any specific information regarding the Securities in this pricing supplement is inconsistent with the more general terms of the Securities described in the accompanying prospectus supplement or prospectus, you should rely on the information contained in this pricing supplement.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for November 13, 2013 on the SEC Web site):

▪	Prospectus Supplement and Prospectus each dated November 13, 2013: http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

General

The securities offered by this pricing supplement (the “Securities”) are index-linked securities issued by Citigroup Inc.  At maturity or upon your earlier redemption or our call, you might receive less than the stated principal amount of your investment in the Securities.

The Securities will bear interest at a floating rate equal to one-month U.S. dollar LIBOR minus 0.18%. Interest on the Securities will be paid on the 1st day of each month (except that the final interest payment will be made on the Maturity Date or the earlier date on which payment is made in connection with redemption or call, if applicable), commencing April 1, 2015.  If the floating rate of interest payable for any such month is determined to be less than 0.00%, which will occur if one-month U.S. dollar LIBOR is less than or equal to 0.18%, that negative coupon amount will be carried forward and deducted from any payment you receive at maturity or upon earlier redemption or call of the Securities.

At maturity or upon your redemption or our call of the Securities, you will receive (i) the stated principal amount of the Securities plus (ii) the Supplemental Return Amount, as determined as of the applicable Commodity Business Day specified below.  The Supplemental Return Amount may be negative, zero or positive.  Therefore, the amount you receive at maturity or upon your redemption or our call of the Securities may be less than your initial investment in the Securities.

The Supplemental Return Amount includes a leverage factor of three, will be based on the change in the value of the Citi Commodity Spread Index—Bloomberg Commodity IndexSM 3 Month Forward Sub-Indices versus Bloomberg Commodity IndexSM Sub-Indices (the “Underlying Index”) from the Initial Valuation Date to the relevant Commodity Business Day and will be determined after deducting (i) a 0.22% annual fee (which will be magnified by the leverage factor of three that is included in the calculation of the Supplemental Return Amount) accrued from and including the Initial Valuation Date to and including that Commodity Business Day and (ii) the cumulative negative coupon amounts.  The deduction of the aforementioned factors will reduce the Supplemental Return Amount and therefore the return on your Securities.

The Securities will be issued only in fully registered form and in denominations of US$1,000 per Security and integral multiples thereof.  The Securities are part of a series of unsecured debt securities issued by Citigroup Inc. under the senior debt indenture described in the accompanying prospectus supplement and prospectus.  The Securities will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc.  The return of the stated principal amount of your investment in the Securities is not guaranteed. All payments on the Securities are subject to the credit risk of Citigroup Inc.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Securities and of the senior debt indenture under which the Securities will be issued.

Coupon

You will receive a coupon at a floating rate equal to one-month U.S. dollar LIBOR minus 0.18%. Interest on the Securities will be paid in cash on the 1st day of each month (except that the final interest payment will be made on the Maturity Date or the earlier date on which payment is made in connection with redemption or call, if applicable) (each, an “Interest Payment Date”), commencing April 1, 2015.   The one-month U.S. dollar LIBOR rate applicable to any monthly interest period will be determined on the second Business Day prior to February 24, 2015 (the “Issue Date”), in the case of the initial interest period, or each Interest Payment Date, in the case of all other interest periods.  An interest period is the period from, and including, each Interest Payment Date to, but excluding, the following Interest Payment Date; provided that the initial interest period is the period from, and including, the Issue Date to, but excluding, the first Interest Payment Date.  Any payment on the Securities at maturity or upon earlier redemption or call will include accrued and unpaid interest, if any, to but excluding the Maturity Date or, if earlier, the date on which the payment is made.

The amount of each coupon payment (the “Coupon Amount”) will be calculated as follows:

Stated Principal Amount × [(One-month U.S. dollar LIBOR minus 0.18%) × Elapsed Days/360]

If the floating rate of interest payable for any month is determined to be less than 0.00%, which will occur if one-month U.S. dollar LIBOR is less than or equal to 0.18% for that month, we will not pay any Coupon Amount for that month, and the negative Coupon Amount will be carried forward and deducted from any payment you receive at maturity or upon earlier redemption or call of the Securities.  The sum of the absolute value of all negative Coupon Amounts is referred to herein as the “Negative Coupon Amount.”

If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on that Interest Payment Date will be made on the next succeeding Business Day. Such payment will have the same force and effect as if made on that Interest Payment Date, and no additional interest will accrue as a result of delayed payment.

For purposes of calculating the Coupon Amounts, “Elapsed Days” are the number of calendar days from and including the prior Interest Payment Date (or, with respect to the initial interest period, the Issue Date), to but excluding the current Interest Payment Date.

A “Business Day” is any day on which banking institutions in the City of New York and London, England are open for business.

Determination of One-month U.S. Dollar LIBOR

One-month U.S. dollar LIBOR is a daily reference rate fixed in U.S. dollars based on the interest rates at which banks borrow funds from each other for a term of one month, in marketable size, in the London interbank market. For any relevant date, one-month U.S. dollar LIBOR will equal the rate for one-month U.S. dollar LIBOR appearing on Reuters page “LIBOR01” (or any successor page as determined by the Calculation Agent) as of 11:00 a.m. London time on that date.

If a rate for one-month U.S. dollar LIBOR is not published on Reuters page “LIBOR01” (or any successor page as determined by the Calculation Agent) on any day on which the rate for one-month U.S. dollar LIBOR is required, then the Calculation Agent will request the principal London office of each of five major reference banks in the London interbank market, selected by the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars in an amount that is representative of a single transaction in that market at that time (a “Representative Amount”) and for a term of one month as of 11:00 a.m. London time on such day.  If at least two such quotations are so provided, the rate for one-month U.S. dollar LIBOR will be the arithmetic mean of such quotations.  If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in New York City to provide such bank’s rate to leading European banks for loans in U.S. dollars in a Representative Amount and for a term of one month as of approximately 11:00 a.m. New York City time on such day.  If at least two such rates are so provided, the rate for one-month U.S. dollar LIBOR will be the arithmetic mean of such rates.  If fewer than two such rates are so provided, then the rate for one-month U.S. dollar LIBOR will be one-month U.S. dollar LIBOR in effect as of 11:00 a.m. New York City time on the immediately preceding Business Day.

Payment at Maturity

Unless redeemed by you or called by us, the Securities will mature on April 1, 2016 (the “Maturity Date”). You will receive at maturity (i) the stated principal amount of the Securities you then hold plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to March 24, 2016 (or, if such day is not a Commodity Business Day, the next succeeding Commodity Business Day but in no event later than the Business Day immediately preceding the Maturity Date) (the “Final Valuation Date”).  If the Maturity Date falls on a day that is not a Business Day, the payment to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the Maturity Date, and no additional interest will accrue as a result of such delayed payment.

Payment Upon Your Redemption

On any Commodity Business Day prior to the scheduled Final Valuation Date, you may redeem all or any portion of the Securities you then hold (subject to the Minimum Redemption Amount) in exchange for (i) the stated principal amount of the Securities you elect to redeem plus (ii) the Supplemental Return Amount with respect to the Securities you elect to redeem as determined with respect to the same Commodity Business Day on which the notice of redemption is effective.

Exercise of Your Redemption Option

If you elect to exercise your redemption option, you must do so with respect to at least 25,000 Securities (US$25,000,000 aggregate stated principal amount) at one time (the “Minimum Redemption Amount”).  To redeem your Securities on any Commodity Business Day, you must instruct your broker to take the following steps through normal clearing system channels: (1) fill out an official notice of redemption; (2) deliver your official notice of redemption to us (which must be acknowledged by us) on any Commodity Business Day from and including the Issue Date to but excluding the scheduled Final Valuation Date; and (3) transfer your book-entry interest in the Securities to the trustee or the paying agent on our behalf on the fifth Business Day following the day on which your redemption is effective.  If we receive your official notice of redemption at or before 10:00 a.m. New York City time on any Commodity Business Day from and including the Issue Date to but excluding the scheduled Final Valuation Date prior to the Maturity Date, your redemption will be effective on that Commodity Business Day. If we receive your official notice of redemption on a day that is not a Commodity Business Day or after 10:00 a.m. New York City time on any Commodity Business Day, your redemption will be effective on the first Commodity Business Day following that day.  You will receive the amount payable to you upon your redemption on the fifth Business Day following the date your redemption is effective.

Payment Upon Our Call

If on any Commodity Business Day prior to the scheduled Final Valuation Date the closing value of the Underlying Index is less than or equal to 85% of the Initial Index Value, we will call the Securities for (i) the stated principal amount of the Securities you then hold plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the Commodity Business Day following that Commodity Business Day (such following Commodity Business Day, the “Call Date”).  You will receive the amount payable to you upon our call on the fifth Business Day following the Call Date.

Supplemental Return Amount

The “Supplemental Return Amount” will be calculated as follows, whether at maturity or upon your redemption or our call:

For the purpose of calculating the Supplemental Return Amount, “Elapsed Days” shall mean the number of calendar days from and including the Initial Valuation Date to and including the Commodity Business Day with respect to which the Supplemental Return Amount is determined.

The “Underlying Index Performance” will be calculated with respect to any relevant Commodity Business Day as (a) (i) Final Index Value divided by (ii) Initial Index Value minus (b) 1.

The “Initial Index Value” is the closing value of the Underlying Index published by the Underlying Index Sponsor with respect to the Initial Valuation Date, which was 100.210.

The “Final Index Value” is the closing value of the Underlying Index published by the Underlying Index Sponsor with respect to the Commodity Business Day with respect to which the Supplemental Return Amount is specified to be determined at maturity or pursuant to redemption or call, as applicable.

The “Initial Valuation Date” is February 17, 2015.

The “Underlying Index Sponsor” is Citigroup Global Markets Limited.

“Commodity Business Day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchanges for each Underlying Index Contract then underlying the Underlying Index.

“Underlying Index Contract” means, at any time, a Designated Contract (as defined under “Description of the Bloomberg Commodities Indices” below) used at that time to calculate an Underlying Component Index that is used to calculate the closing value of the Underlying Index at that time.

If a Market Disruption Event has occurred and is continuing on any relevant Commodity Business Day, the Calculation Agent will calculate the closing value of the Underlying Index with respect to that Commodity Business Day in good faith in accordance with the formula for and method of calculating the Underlying Index last in effect prior to commencement of the Market Disruption Event, using:

•
for each Underlying Component Index that did not suffer a Market Disruption Event on that Commodity Business Day, the published closing level of that Underlying Component Index on that Commodity Business Day (or, if the BCOM Index Providers do not publish the closing level of that Underlying Component Index on that Commodity Business Day, the Calculation Agent’s estimate of the closing level of that Underlying Component Index on that Commodity Business Day, determined in good faith in accordance with the formula for and method of calculating that Underlying Component Index last in effect prior to commencement of the Market Disruption Event), and

•
for each Underlying Component Index that did suffer a Market Disruption Event on that Commodity Business Day, the published closing level of that Underlying Component Index on the immediately succeeding trading day on which no Market Disruption Event occurs or is continuing with respect to that Underlying Component Index (or, if the BCOM Index Providers do not publish the closing level of that Underlying Component Index on that Commodity Business Day, the Calculation Agent’s estimate of the closing level of that Underlying Component Index on that Commodity Business Day, determined in good faith in accordance with the formula for and method of calculating that Underlying Component Index last in effect prior to commencement of the Market Disruption Event);

provided, however, that if a Market Disruption Event has occurred or is continuing with respect to that Underlying Component Index on each scheduled trading day from and including that Commodity Business Day to and including the earlier of (a) the fifth scheduled trading day following that Commodity Business Day and (b) the Business Day immediately preceding the Maturity Date (the earlier of (a) and (b), the “Cut-Off Day”), then the Calculation Agent will determine the level of the Underlying Component Index on the Cut-Off Day acting in good faith and in a commercially reasonable manner, taking into account the latest available quotation for the settlement price of the Underlying Index Contract for that Underlying Component Index and any other information that in good faith it deems relevant (which level shall be used to determine the Final Index Value).

A “Market Disruption Event” means any of the following events, as determined in good faith by the Calculation Agent:

(A)	the closing value of the Underlying Index is not published by the Underlying Index Sponsor on the applicable Commodity Business Day; or

(B)	with respect to any Underlying Component Index:

i.	the termination or suspension of, or material limitation or disruption in, the trading on the Relevant Exchange of the Underlying Index Contract with respect to that Underlying Component Index;

ii.
the settlement price on the Relevant Exchange of the Underlying Index Contract with respect to that Underlying Component Index has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

iii.	the settlement price of the Underlying Index Contract with respect to that Underlying Component Index is not published by the Relevant Exchange.

Notwithstanding the foregoing, a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the Relevant Exchange, will not constitute a Market Disruption Event.

For purposes of the above, (a) “Relevant Exchange” means the exchange on which the Underlying Index Contract is traded; and (b) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the relevant Underlying Index Contract.

Discontinuance of the Underlying Index

If the sponsor of the Underlying Index discontinues publication of the Underlying Index, we will have the right, but not the obligation, to call the Securities on the terms described in this paragraph.  If we elect to call the Securities, we will provide notice of such call to the trustee, and we or the trustee will provide notice to the holders of the Securities (which shall be DTC for so long as the Securities are in book-entry form), at least five Business Days prior to the date on which the call price is to be paid, which will be the fifth Business Day following the date the Supplemental Return Amount with respect to the call is determined.  If we call the Securities, we will pay you, for each Security you hold on the date of payment, an amount equal to (i) the stated principal amount of your Securities plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the last Commodity Business Day on which the closing value of the Underlying Index is scheduled to be published.

If the sponsor of the Underlying Index discontinues publication of the Underlying Index and we do not call the Securities, and it or another entity (including another of our affiliates) publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index, then the value of the Underlying Index for purposes of the Securities will be determined by reference to the value of that index, which we refer to as a “Successor Underlying Index.”  In such an event, the Calculation Agent will, in its sole discretion, make any adjustment to any value of the Underlying Index or the Successor Underlying Index used for purposes of the Securities as it may deem appropriate in order to account for the effect of the substitution.

Upon any selection by the Calculation Agent of a Successor Underlying Index, the Calculation Agent will cause notice to be furnished to the trustee, us and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the publisher of the Underlying Index discontinues publication of the Underlying Index prior to, and such discontinuance is continuing on, any Commodity Business Day on which the Supplemental Return Amount is to be determined and the Calculation Agent determines, in its sole discretion, that no Successor Underlying Index is available at such time, then a Market Disruption Event will occur and the Calculation Agent will determine the closing value for the Underlying Index for such date pursuant to the provisions set forth above with respect to Market Disruption Events.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Index may adversely affect the value of the Securities.

Commodity Hedging Disruption Event

If, on any day during the term of the Securities up to but excluding the Final Valuation Date or any earlier date on which the Supplemental Return Amount for all outstanding Securities has been determined, the Calculation Agent determines that a Commodity Hedging Disruption Event has occurred, we will have the right, but not the obligation, to call the Securities, in whole and not in part, by providing written notice of our election to exercise that right to the trustee (the date of such notice, the “Early Call Notice Date”) on a date of our choosing that is no later than the 30th Business Day immediately following the Early Call Notice Date or earlier than the fifth Business Day following the Early Call Notice Date.  A Commodity Hedging Disruption Event need not be continuing on the Early Call Notice Date or on the date on which the call price is paid.  The amount due and payable on the Securities upon such call will be equal to the Early Call Amount determined as of the Early Call Notice Date.

A “Commodity Hedging Disruption Event” means any event or condition following which we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the Calculation Agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the Securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “Hedge Position”) or (ii) realize, recover or remit the proceeds of any such Hedge Position, in each case including (without limitation) if those Hedge Positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the Calculation Agent to determine which of the Hedge Positions are counted toward that limit).

The “Early Call Amount” will be equal to (i) the stated principal amount of the Securities then outstanding plus (ii) the Supplemental Return Amount with respect to those Securities as determined with respect to the Early Call Notice Date (or, if such day is not a Commodity Business Day, the next succeeding Commodity Business Day).

Under the terms of the Securities, the Calculation Agent will be required to exercise discretion under certain circumstances, including (i) determining whether a Market Disruption Event or a Commodity Hedging Disruption Event has occurred; (ii) if a Market Disruption Event occurs with respect to an Underlying Index Contract and has not been resolved by the Cut-Off Day, determining the price for that Underlying Index Contract to be used in the determination of the Final Index Value; and (iii) if the Underlying Index is discontinued and we do not exercise our call right, selecting a Successor Underlying Index or, if no Successor Underlying Index is available, performing an alternative calculation of the level of the Underlying Index.  In exercising this discretion, the Calculation Agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with our or our affiliates’ ability to adjust or unwind all or a material portion of any hedge with respect to the Securities.

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the Calculation Agent and will equal, for each Security, the amount to be received at maturity, calculated as though the date of acceleration were the Final Valuation Date.  The final interest payment, if any, will be prorated from, and including, the immediately preceding Interest Payment Date to, but excluding, the date of acceleration.

In case of default under the Securities, whether in the payment of interest or any other payment due under the Securities, no interest will accrue on such overdue payment either before or after the Maturity Date.

Calculation Agent

The Calculation Agent for the Securities will be Citibank, N.A – Commodity Derivatives Calculations. All determinations made by the Calculation Agent will be made in good faith and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Securities.  Citibank, N.A. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE UNDERLYING INDEX

Overview

The “Underlying Index” is the Citi Commodity Spread Index—Bloomberg Commodity IndexSM 3 Month Forward Sub-Indices versus Bloomberg Commodity IndexSM Sub-Indices.  The Underlying Index was developed and is calculated and maintained by Citigroup Global Markets Limited (the “Underlying Index Sponsor”).  The Underlying Index was launched on February 12, 2015 and, therefore, has no actual performance history prior to that date.

The Underlying Index tracks the difference, or “spread,” between (i) the aggregate performance of the 3 month forward versions of the BCOM Sub-Indices for each of the commodities included in the Bloomberg Commodity IndexSM (the “BCOMF3 Sub-Indices”) and (ii) the aggregate performance of the standard (i.e., non-forward) versions of the same BCOM Sub-Indices (the “BCOMF0 Sub-Indices”).  The weights of each BCOMF3 Sub-Index and corresponding BCOMF0 Sub-Index in the Underlying Index are reset monthly to correspond to the weights of the relevant underlying commodities in the Bloomberg Commodity IndexSM as of the last BCOM Business Day of the immediately preceding month.  In general, if the performance of the BCOMF3 Sub-Indices is better than the performance of the BCOMF0 Sub-Indices, the level of the Underlying Index will increase, and if the performance of the BCOMF3 Sub-Indices is worse than the performance of the BCOMF0 Sub-Indices, the level of the Underlying Index will decline.  In other words, the Underlying Index is “long” the BCOMF3 Sub-Indices and “short” the BCOMF0 Sub-Indices on the same commodities.  Accordingly, the performance of the Underlying Index does not depend on the directional performance of the commodities or commodity future contracts underlying the BCOM Sub-Indices, but rather on the extent to which the longer-dated futures contracts underlying the BCOMF3 Sub-Indices either outperform or underperform the shorter-dated futures contracts on the same commodities underlying the BCOMF0 Sub-Indices.  See “Description of the Bloomberg Commodity Indices” below for important information about the BCOMF3 Sub-Indices and BCOMF0 Sub-Indices.  We refer to the BCOMF3 Sub-Indices and BCOMF0 Sub-Indices collectively as the “Underlying Component Indices.”

A commodity futures contract is an agreement between two parties for the purchase and sale of a specified quantity of a particular commodity on a specified future date, at a price fixed at the time of entry into the contract.  For example, a futures contract entered into in January may specify a March delivery month, which would mean that the parties to the contract would be required to pay for and deliver the underlying commodity in March for a price agreed upon in January.  Any two futures contracts on the same commodity but specifying different delivery months are likely to have different settlement prices.  This difference in settlement prices may reflect various factors, including storage costs and financing costs, both of which will vary based on the amount of time to delivery, as well as the adequacy of near-term supply in light of near-term demand, differences in liquidity and differing market expectations about spot prices at different points of time in the future, among other factors.

If at any time the settlement price for longer-dated futures contracts is greater than the settlement price for shorter-dated futures contracts on the same commodities, those futures contracts are said to be in “contango.”  Conversely, if at any time the settlement price for longer-dated futures contracts is less than the settlement price for shorter-dated futures contracts on the same commodities, those futures contracts are said to be in “backwardation.”  As time passes, the settlement price of a futures contract will fluctuate based on changes in the spot price (i.e., the price for immediate delivery) of the underlying commodity, but also, among other reasons, to reflect the effect of the passage of time on the futures contract pricing factors that vary depending on the amount of time remaining to delivery.  In either a contango market or a backwardated market, as the delivery month of a futures contract nears, the price generally will tend toward the spot price.  Therefore, as time passes (assuming a constant spot price), this results in the price of the futures contract falling with the passage of time in a contango market and rising with the passage of time in a backwardated market.

The effect of the passage of time on the settlement price of a futures contract may not be uniform for futures contracts on the same underlying commodity but with different delivery months.   The Underlying Index is designed to generate positive returns if, in the aggregate, the passage of time has a more favorable (or less unfavorable) effect on the longer-dated futures contracts underlying the BCOMF3 Sub-Indices than on the shorter-dated futures contracts underlying the BCOMF0 Sub-Indices.  In other words, if the underlying futures contracts are in contango, the Underlying Index is designed to generate positive returns if the effects of contango are more pronounced on the shorter-dated futures contracts underlying the BCOMF0 Sub-Indices than on the longer-dated futures contracts underlying the BCOMF3 Sub-Indices (i.e., if the shorter-dated futures contracts lose value with the passage of time more rapidly than the longer-dated futures contracts).  Conversely, if the underlying futures contracts are in backwardation, the Underlying Index is designed to generate positive returns if the effects of backwardation are more pronounced on the longer-dated futures contracts underlying the BCOMF3 Sub-Indices than on the shorter-dated futures contracts underlying the BCOMF0 Sub-Indices (i.e., if the longer-dated futures contracts gain value with the passage of time more rapidly than the shorter-dated futures contracts).

There can be no assurance, however, that the market conditions that would result in favorable returns for the Underlying Index, as described above, will exist at any time.  There are a variety of market conditions that would result in negative Underlying Index returns, and if those conditions exist, the Underlying Index may experience significant negative returns.   See “Risk Factors Relating to the Securities—There are a number of reasons why longer-dated futures contracts may underperform shorter-dated futures contracts.”  If the shorter-dated futures contracts underlying the BCOMF0 Sub-Indices outperform the longer-dated futures contracts on the same commodities underlying the BCOMF3 Sub-Indices, the Underlying Index will decline, perhaps significantly.

Although the BCOMF3 Sub-Indices are referred to as “3 month forward” indices, you should understand that the reference to “3 months” does not necessarily mean that the futures contracts underlying the BCOMF3 Sub-Indices have delivery months that are either 3 months in the future or 3 months later than the delivery months for the futures contracts underlying the corresponding BCOMF0 Sub-Indices.  The length of time to the delivery months of the futures contracts underlying the BCOMF3 and the BCOMF0 Sub-Indices, and the length of time between the delivery months for the futures contracts underlying each pair of corresponding BCOMF3 and BCOMF0 Sub-Indices, varies.  In fact, for some commodities, there are certain months when the futures contract underlying the relevant BCOMF3 Sub-Index is the same (i.e., has the same delivery month) as the futures contract underlying the relevant BCOMF0 Sub-Index.  You should carefully review the section “Description of the Bloomberg Commodity Indices—Index Calculation—Determination of the Lead Future and the Next Future” to understand which futures contracts will underlie the Underlying Component Indices at any given time and the length of time between the delivery months for the corresponding BCOMF3 and BCOMF0 Sub-Indices.

This section provides only a summary of the methodology by which the Underlying Index is constructed and calculated.  For the complete methodology, you should consult the index conditions for the Underlying Index, which are attached as Annex A to this pricing supplement.

The Underlying Index is merely a mathematical calculation that is performed by reference to the published levels of the Underlying Component Indices, as described in this section.  By investing in the securities, investors will not have any ownership or other interest in any of the commodity futures contracts or commodities underlying the Underlying Component Indices.

Underlying Index Calculation

The Underlying Index Sponsor will calculate the official level of the Underlying Index (which we refer to as the “closing value”) once on each Underlying Index Business Day.  An “Underlying Index Business Day” is a day when the New York floor of the CME Group is scheduled to be open for its regular trading session.  The official level of the Underlying Index with respect to any Underlying Index Business Day will be published on Bloomberg under the ticker “CVICF3F0<Index>” at approximately 11:00 a.m. London time on the next Underlying Index Business Day.

On each monthly Balancing Day, each BCOMF3 Sub-Index and its corresponding BCOMF0 Sub-Index will be given a weight equal to the weight of the relevant underlying commodity in the Bloomberg Commodity IndexSM as published by Bloomberg with respect to the last BCOM Business Day of the immediately preceding calendar month.  This weight will be the same for each BCOMF3 Sub-Index and the corresponding BCOMF0 Sub-Index on the same commodity, except that the weight for the BCOMF0 Sub-Index will be multiplied by –1 so that it is a negative number, reflecting the Underlying Index’s short exposure to the BCOMF0 Sub-Indices.  During the period between monthly Balancing Days, the effective weight of each BCOMF3 Sub-Index and BCOMF0 Sub-Index in the Underlying Index will fluctuate and is likely to diverge from the weight of the corresponding commodity in the Bloomberg Commodity IndexSM.  In fact, because the weight of each BCOMF3 Sub-Index and

BCOMF0 Sub-Index is set on each monthly Balancing Day based on the weight of the corresponding commodity in the Bloomberg Commodity IndexSM on an earlier day, the weight of each BCOMF3 Sub-Index and BCOMF0 Sub-Index is likely to diverge from the weight of the corresponding commodity in the Bloomberg Commodity IndexSM even on that day.

The weight determined on each Balancing Day is used to calculate a Number of Units for each BCOMF3 Sub-Index and BCOMF0 Sub-Index on that Balancing Day.  The Number of Units is calculated for each BCOMF3 Sub-Index and BCOMF0 Sub-Index so that it has an effective weight in the Underlying Index on the Balancing Day equal to the weight determined pursuant to the preceding paragraph.  Once calculated on a Balancing Day, the Number of Units for each BCOMF3 Sub-Index and BCOMF0 Sub-Index will remain the same until the next Balancing Day.  The Number of Units for each BCOMF3 Sub-Index and BCOMF0 Sub-Index is used to calculate the official level of the Underlying Index on each Underlying Index Business Day.  The Number of Units of each BCOMF3 Sub-Index is a positive number, and the Number of Units of each BCOMF0 Sub-Index is a negative number.

To calculate the official level of the Underlying Index on each Underlying Index Business Day, the Underlying Index Sponsor will calculate, for each Underlying Component Index, the product of the Number of Units for that Underlying Component Index on the immediately preceding Underlying Index Business Day and the change in the published closing level of that Underlying Component Index from the prior Underlying Index Business Day (calculated as the published closing level of the relevant Underlying Component Index on the current Underlying Index Business Day minus the published closing level of the relevant Underlying Component Index on the immediately preceding Underlying Index Business Day).  The official level of the Underlying Index on each Underlying Index Business Day is equal to the official level of the Underlying Index on the immediately preceding Underlying Index Business Day plus the sum (which may be a positive or negative number) of the amount determined pursuant to the preceding sentence for each BCOMF3 Sub-Index and BCOMF0 Sub-Index included in the Underlying Index.

The “Balancing Day” for each calendar month is the first Scheduled Transacting Day of that month, subject to postponement as set forth under “—Postponement of a Balancing Day” below.

A “Scheduled Transacting Day” is an Underlying Index Business Day on which the exchange for the Designated Contract underlying each Underlying Component Index is open for trading during its regular trading session, notwithstanding such exchange closing prior to its scheduled closing time.

Postponement of a Balancing Day

If any scheduled Balancing Day is a Disrupted Day for any Underlying Component Index, the Balancing Day will be postponed to the first succeeding Scheduled Transacting Day that is not a Disrupted Day for any Underlying Component Index (the “Effective Balancing Day”).  On each Scheduled Transacting Day that is a Disrupted Day for any Component Index from (and including) the scheduled Balancing Day to (but excluding) the Effective Balancing Day (each such day, an “Interim Balancing Day”): (i) the Number of Units in respect of each Underlying Component Index for which such day is not a Disrupted Day will be determined as if that day were the Balancing Day and (ii) the Number of Units in respect of each Underlying Component Index for which such day is a Disrupted Day will be equal to the Number of Units in respect of that Underlying Component Index on the Underlying Index Business Day immediately preceding the current day.  For the avoidance of doubt, for any Underlying Component Index for which an Interim Balancing Day is not a Disrupted Day, the Number of Units in respect of that Underlying Component Index will be reset on each such Interim Balancing Day and again on the Effective Balancing Day.

A “Disrupted Day” means, in respect of any Underlying Component Index, a day on which any of the following events occurs: (i) the exchange on which one or more commodity futures contracts constituting that Underlying Component Index on such day is traded does not open for trading at any time on such day; or (ii) one or more commodity futures contracts constituting that Underlying Component Index on such day is not traded at any time on that day; or (iii) the Settlement Price of one or more commodity futures contracts constituting that Underlying Component Index on such day is a Limit Price on such day.

“Settlement Price” means, in respect of a commodity futures contract, the price of such contract that is generally used by participants in the related cash or over-the-counter market as a benchmark for transactions linked to that commodity futures contract (for the avoidance of doubt, such price may be referred to as the “reference price”, the “closing price”, or the “settlement price” of such commodity futures contract).

 “Limit Price” means, in respect of a commodity futures contract and a scheduled trading day of the exchange on which that commodity futures contract is traded, the price (if any) determined under the rules of that exchange as the minimum price or the maximum price at which transactions in that commodity futures contract are permitted on that scheduled trading day, and for these purposes “scheduled trading day” means any day on which that exchange is scheduled to be open for its regular trading session.

Changes to the Underlying Component Indices

In the event that Bloomberg removes a commodity from the Bloomberg Commodity IndexSM, the Underlying Index Sponsor will, with effect from the first scheduled Balancing Day following the effective date of such removal (or with effect from such effective date if such effective date is a scheduled Balancing Day), remove from the Underlying Index the two Underlying Component Indices referencing the relevant commodity.

In the event that Bloomberg adds a new component to the Bloomberg Commodity IndexSM (such new component, an “Additional BCOM Component”), the Underlying Index Sponsor will, with effect from the first scheduled Balancing Day following the effective date of such addition (or with effect from such effective date if such effective date is a scheduled Balancing Day), add to the Underlying Index two new Underlying Component Indices (each, an “Additional Component Index”), as follows:

•	the commodity underlying each Additional Component Index will be the commodity which is represented by the Additional BCOM Component;

•	one Additional Component Index will be the “3 Month Forward” sub-index of the Bloomberg Commodity IndexSM corresponding with the Additional BCOM Component and will be a BCOMF3 Sub-Index; and

•
the other Additional Component Index will be the sub-index of the Bloomberg Commodity IndexSM which tracks near-dated commodity futures contracts corresponding with the Additional BCOM Component and will be a BCOMF0 Sub-Index.

Successor Underlying Component Indices

If the Bloomberg Commodity IndexSM or an Underlying Component Index is:

•	not calculated and announced by Bloomberg but is calculated and announced by a successor sponsor acceptable to the Underlying Index Sponsor; or

•
is replaced by a successor index using, in the determination of the Underlying Index Sponsor, the same or a substantially similar formula for and method of calculation as used in the calculation of the Bloomberg Commodity IndexSM or an Underlying Component Index (as relevant), then in each case that index will be deemed to be substituted for the Bloomberg Commodity IndexSM or Underlying Component Index (as relevant) with effect from the date determined by the Underlying Index Sponsor, and the Underlying Index Sponsor may make such adjustment or adjustments to the index conditions for the Underlying Index as it determines appropriate to account for the effect on the Underlying Index of the change.

Extraordinary Events

If an Extraordinary Event occurs in respect of the Bloomberg Commodity IndexSM or an Underlying Component Index (the “Affected Element”), then:

•
the Underlying Index Sponsor may suspend the calculation, publication and dissemination of the Underlying Index and its official level until the first succeeding Underlying Index Business Day on which the Extraordinary Event does not occur or continue to occur; and/or

•
the Underlying Index Sponsor may select a replacement for the Affected Element which has substantially similar characteristics to the Affected Element that is being replaced, having regard to the manner in which the Affected Element is used in the calculation of the Underlying Index, in which case (a) the Underlying Index Sponsor will determine the effective date of the replacement; and (b) the Underlying Index Sponsor will make such adjustment or adjustments to the index conditions for the Underlying Index as it determines appropriate to account for the effect on the Underlying Index of the replacement; and/or

•	the Underlying Index Sponsor may discontinue and cancel the Underlying Index.

An “Extraordinary Event” means, in respect of the Bloomberg Commodity IndexSM or an Underlying Component Index, Bloomberg (or any successor):

•	fails to publish the level of the Bloomberg Commodity IndexSM or such Underlying Component Index; or

•
announces that it will make a material change in the formula for or method of calculating the Bloomberg Commodity IndexSM or Underlying Component Index (as relevant) or in any other way materially modifies the Bloomberg Commodity IndexSM or Underlying Component Index (as relevant), other than a modification prescribed in that formula or method to maintain the Bloomberg Commodity IndexSM or Underlying Component Index (as relevant) in the event of (a) changes in the constituents of the Bloomberg Commodity IndexSM or Underlying Component Index (as relevant); (b) changes in the weightings (if any) of the Bloomberg Commodity IndexSM or Underlying Component Index (as relevant); or (c) other routine events; or

•	permanently cancels the Bloomberg Commodity IndexSM or Underlying Component Index.

Calculations

The Underlying Index Sponsor will perform all calculations in connection with the Underlying Index in accordance with the index conditions for the Underlying Index, acting in its sole, absolute and unfettered discretion, but in good faith and in a commercially reasonable manner.  All calculations shall, in the absence of manifest error, be final, conclusive and binding for purposes of the Securities.

The Underlying Index Sponsor may resolve, acting in good faith and in a commercially reasonable manner, any ambiguity, error or omission in connection with the index conditions for the Underlying Index and may amend the index conditions to reflect the resolution of such ambiguity, error or omission in a manner which is consistent with the commercial objective of the Underlying Index.

In the event that the Underlying Index Sponsor is not able to obtain or use any data or information necessary to calculate and maintain the Underlying Index, then (after using reasonable endeavors and after applying any fallback provision specified in the index conditions) the Underlying Index Sponsor may, but shall not be obliged to, use its estimate (made in good faith and in a commercially reasonable manner) of the relevant data or information, should the Underlying Index Sponsor determine that such estimate is reasonably necessary in order to give effect to any provision or to perform any calculation necessary under the index conditions for the Underlying Index.

If the Underlying Index Sponsor becomes aware that any data or information used by it in connection with any calculation for purposes of the Underlying Index has subsequently been corrected or adjusted, then the Underlying Index Sponsor may, but shall not be obliged to, use such corrected or adjusted data or information and as a consequence make any further calculation that it determines necessary or desirable in order to give effect to or to reflect such corrected or adjusted data or information.

Hypothetical Back-Tested Performance Information for the Underlying Index

Set forth below is hypothetical performance information for the Underlying Index for the period from January 4, 1999 to February 11, 2015 and historical performance information for the Underlying Index from February 12, 2015 to February 17, 2015.  All performance information for the Underlying Index prior to February 12, 2015 is hypothetical and back-tested, as the Underlying Index did not exist prior to February 12, 2015.  There is no actual historical performance information by which to evaluate the Underlying Index prior to February 12, 2015.  Hypothetical back-tested Underlying Index performance information is subject to significant limitations.  The Underlying Index Sponsor developed the rules of the Underlying Index with the benefit of hindsight—that is, with the benefit of being able to evaluate how the Underlying Index rules would have caused the Underlying Index to perform had it existed during the hypothetical back-tested period.  The fact that the Underlying Index generally appreciated over the hypothetical back-tested period may not therefore be an accurate or reliable indication of any fundamental aspect of the Underlying Index methodology.  Furthermore, the hypothetical back-tested performance of the Underlying Index might look different if it covered a different historical period.  The market conditions that existed during the hypothetical back-tested period may not be representative of market conditions that will exist in the future.  The closing value of the Underlying Index on February 17, 2015 was 100.210.

The hypothetical back-tested Underlying Index levels have been calculated based on the published historical levels of the Underlying Component Indices, applying the Underlying Index methodology substantially as described above.  However, the hypothetical back-tested performance information has been calculated without giving effect to any Disrupted Days that may have occurred during the hypothetical back-tested period.  You should note that the hypothetical back-tested performance information below depicts only the hypothetical performance of the Underlying Index and does not take into account the three times leverage that will be reflected in the return on the Securities.

It is impossible to predict whether the Underlying Index will rise or fall.  The actual future performance of the Underlying Index may bear little relation to the hypothetical back-tested performance of the Underlying Index.

Hypothetical Back-Tested and Historical* Daily Closing Values of Underlying Index

January 4, 1999 – February 17, 2015

* Historical performance information available only since February 12, 2015.

DESCRIPTION OF THE BLOOMBERG COMMODITY INDICES

General

We have derived all information contained in this pricing supplement regarding the Bloomberg Commodity IndexSM, its single-commodity sub-indices and the forward-month versions of the Bloomberg Commodity IndexSM and its single-commodity sub-indices (collectively, the “Bloomberg Commodity Indices”), including, without limitation, their make-up, methods of calculation and changes in their components, from publicly available information provided by Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities LLC (“UBS”).  We have not independently verified any of this information.  Bloomberg and UBS (collectively, the “BCOM Index Providers”) are not involved in the offer of the securities in any way and have no obligation to consider your interests as a holder of the securities.  The BCOM Index Providers have no obligation to continue to publish the Bloomberg Commodity Indices, and may discontinue publication of the Bloomberg Commodity Indices at any time in their sole discretion.  The methodology for determining the composition, weighting and value of the Bloomberg Commodity Indices is subject to modification by the BCOM Index Providers at any time.

On July 1, 2014, the indices formerly known as the Dow Jones-UBS Commodity IndicesSM were renamed as the Bloomberg Commodity Indices, and Bloomberg became responsible for the governance, calculation, distribution and licensing of the Bloomberg Commodity Indices.  The Bloomberg Commodity Indices are the exclusive property of UBS.

This section provides only a summary of the published methodology by which the Bloomberg Commodity Indices are constructed and calculated.  For the complete methodology, you should consult the published materials made available by the BCOM Index Providers.

Overview

The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on physical commodities and is designed to provide a broad-based measure of the performance of commodities as an asset class.  The table below lists the commodities that are included in the Bloomberg Commodity IndexSM for 2015, together with the designated futures contract (the “Designated Contract”) that is used for each commodity in the calculation of the Bloomberg Commodity IndexSM, the exchange on which that Designated Contract trades and the target weight for that Designated Contract in the Bloomberg Commodity IndexSM as of January 7, 2015.

Table 1.  2015 Commodities, Designated Contracts and Target Weights

Commodity Group	Commodity	Designated Contract	Exchange	2015 Target Weight
Energy	Natural Gas	Henry Hub Natural Gas	New York Mercantile Exchange (“NYMEX”)	8.7397550%
	WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	7.8434950%
	Brent Crude Oil	Brent Crude Oil	ICE Futures Europe	7.1565050%
	Heating Oil	Ultra-Low Sulfur Diesel	NYMEX	3.7609190%
	Unleaded Gasoline (RBOB)	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.6928490%
Grains	Corn	Corn	Chicago Board of Trade (“CBOT”)	7.2463450%
	Soybeans	Soybeans	CBOT	5.6812590%
	Wheat (Chicago)	Soft Wheat	CBOT	3.3276410%
	Soybean Oil	Soybean Oil	CBOT	2.8129680%
	Soybean Meal	Soybean Meal	CBOT	2.7453110%
	Wheat (Kansas City)	Hard Red Winter Wheat	Kansas City Board of Trade	1.1705090%
Industrial Metals	Copper	Copper	Commodity Exchange, Inc. (“COMEX”)	7.5375780%
	Aluminum	High Grade Primary Aluminum	London Metal Exchange	4.5931580%

Commodity Group	Commodity	Designated Contract	Exchange	2015 Target Weight
			(“LME”)
	Zinc	Special High Grade Zinc	LME	2.4041340%
	Nickel	Primary Nickel	LME	2.1193960%
Precious Metals	Gold	Gold	COMEX	11.9041430%
	Silver	Silver	COMEX	4.2760540%
Softs	Sugar	World Sugar No. 11	NYBOT	3.9956530%
	Coffee	Coffee “C”	NYBOT	2.2121760%
	Cotton	Cotton	NYBOT	1.5129990%
Livestock	Live Cattle	Live Cattle	Chicago Mercantile Exchange (“CME”)	3.3273920%
	Lean Hogs	Lean Hogs	CME	1.9397640%

In addition to the broad-based Bloomberg Commodity IndexSM, Bloomberg calculates a single-commodity sub-index for each of the commodities included in the Bloomberg Commodity IndexSM.  We refer to each of these as a “BCOM Sub-Index.”  Each BCOM Sub-Index is calculated in the same manner as the Bloomberg Commodity IndexSM is calculated, but solely with respect to the relevant commodity for that BCOM Sub-Index.

The Bloomberg Commodity IndexSM and each BCOM Sub-Index are designed to reflect the performance of a hypothetical continuously maintained rolling position in commodity futures contracts.  A commodity futures contract is an agreement between two parties for the purchase and sale of a specified quantity of a particular commodity on a specified future date, at a price fixed at the time of entry into the contract.  For example, a futures contract entered into in January may specify a March delivery month, which would mean that the parties to the contract would be required to pay for and deliver the underlying commodity in March for a price agreed upon in January.  Unlike stocks, which entitle the holder to a continuing stake in a corporation, futures contracts have a limited life and, upon expiration, require actual delivery of the underlying commodity.  In order to reflect continuing exposure to the underlying commodity and avoid physical delivery, the Bloomberg Commodity IndexSM and each BCOM Sub-Index must therefore include a mechanism so that, as the delivery month of the relevant underlying futures contract nears, the exposure is “rolled” out of the current underlying futures contract and into a futures contract on the same commodity with a later delivery month.  See “—Index Calculation” below for the relevant delivery month at any given time for the Designated Contracts underlying the Bloomberg Commodity IndexSM and each BCOM Sub-Index and for a description of the mechanism for periodically rolling exposure into Designated Contracts with later delivery months.

Bloomberg also calculates forward-month versions of the Bloomberg Commodity IndexSM and each BCOM Sub-Index.  The forward-month version of the Bloomberg Commodity IndexSM and each BCOM Sub-Index is calculated in the same manner as the Bloomberg Commodity IndexSM or the relevant BCOM Sub-Index, as applicable, except that the underlying Designated Contracts have more distant delivery months.  For example, at the beginning of January, a BCOM Sub-Index may track the value of a Designated Contract with a March delivery month, while a forward version of that BCOM Sub-Index may track the value of a Designated Contract on the same commodity but with a May delivery month.  See “—Index Calculation” below.

Bloomberg determines the commodities that will compose the Bloomberg Commodity IndexSM and their respective weights on an annual basis pursuant to the methodology described below under “—Index Construction.”  Bloomberg calculates the level of the Bloomberg Commodity IndexSM and each BCOM Sub-Index on each BCOM Business Day (as defined below) as described below under “—Index Calculation.”

The Bloomberg Commodity Indices described in this pricing supplement are all “excess return” indices, which means that the performance of each index is calculated based solely on changes in the value of the underlying Designated Contracts and does not reflect the additional return that a direct investor in futures contracts could achieve on cash collateral posted in connection with its investment.

Index Construction

Bloomberg determines the commodities that will compose the Bloomberg Commodity IndexSM and their respective weights on an annual basis.  These determinations are made by Bloomberg in the third or fourth quarter of each year (the “Calculation Period”) and are implemented in the following January.

Selection of Eligible Commodities and Designated Futures Contracts

To make these determinations each year, Bloomberg first identifies a list of commodities that are eligible for inclusion in the Bloomberg Commodity IndexSM in the next year.  In identifying these commodities, Bloomberg has stated that it seeks to select commodities that are sufficiently significant to the world economy to merit consideration and that are tradable through a qualifying related futures contract.  For each eligible commodity, Bloomberg then identifies the Designated Contract that will be the reference futures contract for that commodity.  Historically, Bloomberg has chosen for each commodity one Designated Contract that is traded in North America and denominated in U.S. dollars (with the exception of several London Metals Exchange contracts and with the exception of crude oil and wheat, which each have two Designated Contracts).  It is possible that Bloomberg will in the future select more than one Designated Contract for additional commodities or may select other Designated Contracts that are traded outside of the United States or in currencies other than the U.S. dollar.

Determination of Target Weights (Commodity Index Percentages)

Determination of Interim Commodity Index Percentage Based on Liquidity and Production Data

Bloomberg determines the target weight for each commodity in the Bloomberg Commodity IndexSM based on the relative liquidity and production percentages for each of the eligible commodities.  The “Commodity Liquidity Percentage” for each commodity is determined by taking the average of the product of the annual trading volume and the average U.S. dollar settlement price, observed monthly, of the relevant Designated Contract (or, in the case of copper, the LME copper contract) for the five-year period ending in the year most recently ended prior to the Calculation Period, and dividing the result by the sum of such products for all such contracts for all eligible commodities.  The “Commodity Production Percentage” is determined for each commodity by taking the average of annual production figures for that commodity, valued at the average U.S. dollar settlement price, observed monthly, of the applicable Designated Contract (or, in the case of copper, the LME copper contract), for the most recent five-year period for which production figures are available for all commodities included in the Bloomberg Commodity IndexSM and dividing the result by the sum of such amounts for all eligible commodities.  In calculating production figures, Bloomberg applies special rules to avoid double-counting eligible commodities that are derivative of other eligible commodities.   The Commodity Liquidity Percentage and the Commodity Production Percentage are then combined, using 2/3 of the Commodity Liquidity Percentage and 1/3 of the Commodity Production Percentage, to establish the interim “Commodity Index Percentage” for each eligible commodity.

Adjustments to Interim Commodity Index Percentage to Determine Final Commodity Index Percentage

Following that determination, any eligible commodity with an interim Commodity Index Percentage of less than 0.4% will be excluded from the Bloomberg Commodity IndexSM, and each eligible commodity with an interim Commodity Index Percentage of 0.4% or greater will be included in the Bloomberg Commodity IndexSM for the next year.  The interim Commodity Index Percentages of all excluded commodities are allocated equally among the Designated Contracts for the commodities that will be included in the Bloomberg Commodity IndexSM.  The resulting interim Commodity Index Percentage for each of the commodities that will be included in the Bloomberg Commodity IndexSM is then further adjusted in accordance with the following diversification rules:

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

•	No single commodity (e.g., natural gas or silver) may constitute more than 15% of the Bloomberg Commodity IndexSM.

•	No related group of commodities designated by Bloomberg as a “Commodity Group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Bloomberg Commodity IndexSM.

•	No single commodity included in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM, as liquidity allows.

An adjustment is also made so that the Commodity Index Percentages for gold and silver reflect solely their Commodity Liquidity Percentages, without taking into account their Commodity Production Percentages.  Finally, an adjustment is made, if necessary, to prevent the Commodity Index Percentage for any commodity from exceeding 3.5 times its Commodity Liquidity Percentage.  If the interim Commodity Index Percentage for any commodity is reduced following application of the above rules, the excess is allocated among the other commodities.  If the Commodity Index Percentage for any commodity is increased following application of the last bullet above, that amount is drawn from the other commodities.  The Commodity Index Percentage for each commodity that results from the application of the above rules is the target weight for that commodity in the Bloomberg Commodity IndexSM for the next year.

Determination of Commodity Index Multipliers

On the fourth BCOM Business Day of each year, each Designated Contract in the Bloomberg Commodity IndexSM is given a number of units (referred to as its “Commodity Index Multiplier”) such that its weight in the Bloomberg Commodity IndexSM, based on the settlement price of that Designated Contract on its exchange on that day, represents its target weight.  After that day, the Commodity Index Multiplier will remain fixed, and the actual weight of that Designated Contract in the Bloomberg Commodity IndexSM will fluctuate based on changes in the settlement prices of that Designated Contract and each other Designated Contract in the Bloomberg Commodity IndexSM.  A “BCOM Business Day” is a day on which the sum of the Commodity Index Percentages for the commodities in the Bloomberg Commodity IndexSM that are open for trading is greater than 50%.

Index Calculation

Overview

Bloomberg calculates an official level for each of the Bloomberg Commodity Indices on each BCOM Business Day.

In general, on each BCOM Business Day, the official level of the Bloomberg Commodity IndexSM will be equal to the level of the Bloomberg Commodity IndexSM on the prior BCOM Business Day plus any percentage increase, or minus any percentage decrease, in the aggregate settlement price of the Designated Contracts then underlying the Bloomberg Commodity IndexSM from the prior BCOM Business Day to the current BCOM Business Day.  The aggregate settlement price of the Designated Contracts underlying the Bloomberg Commodity IndexSM on any BCOM Business Day is determined based on the Commodity Index Multiplier of each Designated Contract (representing the number of units of that Designated Contract in the Bloomberg Commodity IndexSM) and the official settlement price, as reported by the exchange on which it trades, in U.S. dollars for that Designated Contract on that BCOM Business Day.  Each BCOM Sub-Index will be calculated in the same manner, but with reference only to the Designated Contract (and relevant delivery month) for the commodity underlying that BCOM Sub-Index.

Determining the Lead Future and the Next Future

At any given time, the Designated Contract for each commodity that will underlie the Bloomberg Commodity IndexSM will be the Designated Contract that is either the Lead Future or the Next Future at that time.  On any day in any given month, for the Bloomberg Commodity IndexSM and each BCOM Sub-Index (excluding the forward month versions of each, which are discussed below), the “Lead Future” is the Designated Contract with the delivery month specified in the table below in the column that corresponds to that month, and the “Next Future” is the Designated Contract with the delivery month specified in the column immediately to the right of that column (or, in the case of the December column, the January column).  For example, on any day in January, the Lead Future for Natural Gas is the Designated Contract specifying a delivery month of March, because March is the month specified in the row for Natural Gas under the column for January.  On any day in January, the Next Future for Natural Gas is

also the Designated Contract specifying a delivery month of March, because March also appears under the column for February (which is the column immediately to the right of the column for January).  On any day in February, the Lead Future for Natural Gas will continue to be the Designated Contract specifying a delivery month of March, because March appears in the row for Natural Gas under the column for February.  However, the Next Future for any day in February is the Designated Contract specifying a delivery month of May, because May is specified in the column immediately to the right of the column for February.

Table 2.  Lead Futures for Bloomberg Commodity IndexSM and BCOM Sub-Indices

Commodity	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Natural Gas	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
WTI Crude Oil	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Brent Crude Oil	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar
Unleaded Gas	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Heating Oil	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Live Cattle	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb
Lean Hogs	Feb	Apr	Apr	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb
Wheat (Chicago)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Wheat (KC HRW)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Corn	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Soybeans	Mar	Mar	May	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan
Soybean Oil	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan
Soybean Meal	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan
Aluminum	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Copper	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Zinc	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Nickel	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb
Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Sugar	Mar	Mar	May	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar
Cotton	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar
Coffee	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

For purposes of the forward month versions of the Bloomberg Commodity IndexSM and each BCOM Sub-Index, the Lead Future and Next Future on any day in any given month are the Designated Contracts that would be the Lead Future and Next Future for the Bloomberg Commodity IndexSM a specified number of months in the future.  For example, for purposes of the 3-month forward version of either the Bloomberg Commodity IndexSM or the BCOM Sub-Index for Natural Gas, on any day in January, the Lead Future for Natural Gas is the Designated Contract specifying the delivery month that appears in Table 2 above in the row for Natural Gas under the column for April (since April is 3 months forward from January), and the Next Future is the Designated Contract specifying the delivery month that appears under the column for May.  In Table 3 below, Table 2 has been modified to indicate, in the column for each month, the 3-month forward Lead Future for each commodity.

Table 3.  Lead Futures for 3-month forward versions of Bloomberg Commodity IndexSM and BCOM Sub-Indices

Commodity	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Natural Gas	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
WTI Crude Oil	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Brent Crude Oil	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May	May
Unleaded Gas	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Heating Oil	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Live Cattle	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Lean Hogs	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Wheat (Chicago)	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Wheat (KC HRW)	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Corn	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Soybeans	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan	Mar	Mar	May
Soybean Oil	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan	Mar	Mar	May
Soybean Meal	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan	Mar	Mar	May
Aluminum	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Copper	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Zinc	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Nickel	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Gold	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb	Feb	Apr	Apr
Silver	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Sugar	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar	Mar	Mar	May
Cotton	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar	Mar	Mar	May
Coffee	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May

Rolling Process

For the first through fifth BCOM Business Days of each month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change in the aggregate settlement price of the Lead Futures for that month from the prior BCOM Business Day to the current BCOM Business Day.  For the sixth through tenth BCOM Business Days of each month, the Bloomberg Commodity IndexSM will gradually shift its exposure, at a rate of 20% per BCOM Business Day, from the Lead Futures for that month to the Next Futures for that month.  For example, on the sixth BCOM Business day of a month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM Business Day in the aggregate settlement price of a basket composed 80% of the Lead Futures for that month and 20% of the Next Futures for that month.  On the seventh BCOM Business Day of a month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM Business Day in the aggregate settlement price of a basket composed 60% of the Lead Futures for that month and 40% of the Next Futures for that month, and so on until the tenth BCOM Business Day of the month, when the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM Business Day in the aggregate settlement price of a basket composed 100% of the Next Futures for that month.  The level of the Bloomberg Commodity IndexSM will continue to reflect the percentage change from the prior BCOM Business Day in the aggregate settlement price of the Next Futures for that month until the end of the month (and for the first five BCOM Business Days of the following month, when those Next Futures will have become the Lead Futures for the new month).  If Bloomberg determines that a market disruption event has occurred with respect to any Designated Contract on any day when the exposure of the Bloomberg Commodity IndexSM to that Designated Contract would otherwise be rolled from the Lead Futures to the Next Futures, that roll will be postponed until the market disruption no longer exists.  The BCOM Sub-Indices and the forward month versions of the Bloomberg Commodity IndexSM and the BCOM-Indices are calculated in the same manner, but with reference only to the relevant Designated

Contract in the case of a BCOM Sub-Index, and with reference to the forward delivery month versions of the relevant Designated Contracts in case of the forward month versions of these indices.

License Agreement

“Bloomberg®” and “Bloomberg Commodity Index” are service marks of Bloomberg and have been licensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates (“Licensee”).  The license agreement requires the following statements to be made in this pricing supplement.

The Underlying Index and the Securities (together, the “Products”) are not sponsored, endorsed, sold or promoted by Bloomberg, UBS or any of their subsidiaries or affiliates.  None of Bloomberg, UBS or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Products or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly.  The only relationship of Bloomberg, UBS or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodities IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS without regard to the Licensee or the Products.  Bloomberg and UBS have no obligation to take the needs of the Licensee or the owners of or counterparties to the Products into consideration in determining, composing or calculating the Bloomberg Commodities IndexSM.  None of Bloomberg, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  None of Bloomberg, UBS or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to customers in respect of the Products, in connection with the administration, marketing or trading of the Products.  Notwithstanding the foregoing, UBS and its subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Products currently being issued by Licensee, but which may be similar to and competitive with the Products.  In addition, UBS and its subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the Products.

The index conditions of the Underlying Index relate only to the Underlying Index, and this pricing supplement relates only to the Securities, and neither relates to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components.  Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS or any of their subsidiaries or affiliates.  The information in the index conditions of the Underlying Index, and in this pricing supplement, regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents.  None of Bloomberg, UBS or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with Products.  None of Bloomberg, UBS or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF OR COUNTERPARTIES TO THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE

BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH ANY PRODUCT OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS AND THE LICENSEE, OTHER THAN UBS AG.

UNITED STATES FEDERAL TAX CONSIDERATIONS

You should note that the discussion under the section called “United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the Securities.  It applies to you only if you hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).  This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described below, possibly with retroactive effect.  It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a “real estate investment trust”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the Securities;

•	a person holding a Note as part of a “straddle” or conversion transaction or who has entered into a “constructive sale” with respect to a Note;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to your particular U.S. federal tax consequences of holding and disposing of the Securities.

This discussion does not address the effects of any applicable state, local or non-U.S. tax laws or the potential application of the Medicare tax on investment income.  You should consult your tax adviser concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the Securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, the proper tax treatment of the Securities is unclear.  In connection with any information reporting requirements we may have in respect of the Securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments, with the consequences described below.  In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the Securities is reasonable under current law; however, our tax counsel has advised us that due to the lack of any controlling legal authority it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts with associated coupon payments.  Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts with associated coupon payments.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders.  You are a “U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Coupons.  There is no direct authority under current law addressing the proper tax treatment of the coupons or comparable payments on instruments similar to the Securities.  The coupons may in whole or in part be treated as ordinary income to you when received or accrued, in accordance with your method of accounting for U.S. federal income tax purposes.  In the event that we are required to file information returns with respect to certain U.S. Holders, we intend to treat the coupons as ordinary income.  You should consult your tax adviser concerning the treatment of the coupons, including the possibility that they may be treated, in whole or in part, as not includible in income on a current basis.  The latter treatment would affect the amount of your gain or loss upon a sale, exchange or retirement of the Securities.

Sale, Exchange or Retirement of the Securities.  Upon a sale, exchange or retirement of a Note, you should recognize taxable gain or loss equal to the difference between the amount realized (other than any coupon payment) and your tax basis in the relevant Note.  Subject to the discussion under “Possible Taxable Event” below, (i) your tax basis in a Note should equal the amount you paid to acquire it, and (ii) this gain or loss should generally be capital gain or loss and should be long-term capital gain or loss if you have held the Note for more than one year (although the treatment of any sales proceeds attributable to an accrued but unpaid coupon is unclear).  The deductibility of capital losses is subject to limitations.

Possible Taxable Event.  In the event of a change in the methodology by which the Underlying Index is calculated, a change in the components of the Underlying Index, the designation of a Successor Underlying Index or other similar circumstances resulting in a material change to the Underlying Index, it is possible that the Securities could be treated, in whole or part, as terminated and reissued for U.S. federal income tax purposes.  In such a case, you might be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities.  Due to the lack of direct legal authority there is significant uncertainty regarding the U.S. federal income tax consequences of your ownership and disposition of the Securities.  You may be required to include amounts in income during the term of the Securities in addition to the coupons you receive and/or to treat all or a portion of your gain or loss on the sale or retirement of the Securities (in addition to any amounts attributable to an unpaid coupon, as discussed above) as short-term capital gain or loss, without regard to how long you have held the Securities.  It is also possible that the Securities could be treated in their entirety as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of your regular method of tax accounting, in each year that you held the Securities you would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of your Securities, even though this amount could exceed the coupon payments in each year.  In addition, any income from the sale, exchange or retirement of the Securities would be treated as ordinary income.  Moreover, if you recognized a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders.  You are a “Non-U.S. Holder” if you are a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States.  If you are or may become such a person during the period in which you hold a Security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, including the issues discussed below, in light of your circumstances.

Coupons.  The U.S. federal income tax treatment of coupon payments is uncertain.  In the event that we have responsibility as a withholding agent, we intend to treat the coupon payments made to you as subject to withholding at a rate of 30% unless you provide a properly executed IRS Form W-8 appropriate to your circumstances either (i) claiming eligibility for a reduction of or an exemption from withholding under an applicable income tax treaty or (ii) claiming that income in respect of the coupon payments is effectively connected with your conduct of a United States trade or business.  You should consult your tax adviser regarding these certification requirements and the possibility of obtaining a refund of any amounts withheld.  We will not be required to pay additional amounts with respect to amounts withheld.

Sale, Exchange or Retirement of the Securities.  Any gain from the sale, exchange or retirement of the Securities generally should not be subject to U.S. federal withholding or income tax, unless such gain is effectively connected with your conduct of a trade or business in the United States, as described below.  Any amount attributable to an accrued but unpaid coupon may be subject to withholding tax.

Income Effectively Connected with a Trade or Business in the United States. If you are engaged in a trade or business in the United States, and income from the Securities is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. Holder unless an applicable income tax treaty provides otherwise.  If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Securities, including the possible imposition of a 30% branch profits tax if you are a corporation.

Possible Alternative Tax Treatments of an Investment in the Securities.  As described above under “—Tax Consequences to U.S. Holders—Possible Alternative Tax Treatments of an Investment in the Securities,” in 2007

the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax.  It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require Non-U.S. Holders to accrue income in excess of the coupons, subject to withholding tax, over the term of the Securities, possibly on a retroactive basis.

Federal Estate Tax

If you are an individual Non-U.S. Holder, or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a Security may be treated as U.S. situs property subject to U.S. federal estate tax.  If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of investing in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities will generally be subject to information reporting unless you qualify for an exemption.  It is likely that coupon payments will be subject to information reporting unless you are a U.S. Holder who qualifies for an exemption.  These amounts may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. Holder) and otherwise satisfy the requirements of the backup withholding rules.  If you are a Non-U.S. Holder and you provide a properly executed IRS Form W-8 appropriate to your circumstances you will generally establish an exemption from backup withholding.  Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”).  While the treatment of the Securities is unclear, you should assume that any coupon payment on the Securities will be subject to the FATCA rules.  It is also possible in light of this uncertainty that an applicable withholding agent will treat a portion of the gross proceeds of a disposition (including upon retirement) of the Securities as being subject to the FATCA rules.  If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.  You should consult your tax adviser regarding the potential application of FATCA to the Securities.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated November 13, 2013 among Citigroup Inc. and the Agents listed on Schedule I thereto, including Citigroup Global Markets Inc., govern the sale and purchase of the Securities.

Citigroup Global Markets Inc., acting as principal, has agreed to purchase from Citigroup Inc., and Citigroup Inc. has agreed to sell to Citigroup Global Markets Inc., US$67,000,000 aggregate stated principal amount of Securities (67,000 Securities).  Citigroup Global Markets Inc. proposes to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.

The Securities will not be listed on any exchange.

In order to hedge its obligations under the Securities, Citigroup Inc. has entered into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Our or Our Affiliates’ Hedging Activity Could Result in a Conflict of Interest” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc. is an affiliate of Citigroup Inc.  Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

We expect that delivery of the Securities will be made against payment therefor on or about the fourth Business Day after the date the Securities are priced.  Because the Securities will not settle in T+3, purchasers who wish to trade the Securities prior to the third business day preceding the Issue Date will be required to specify an alternative settlement to prevent a failed settlement and should consult their own investment advisor.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)           the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)           any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)           neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

VALIDITY OF THE SECURITIES

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities nor the issuance and delivery of the Securities, nor the compliance by Citigroup Inc. with the terms of the Securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the Securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

ANNEX A

INDEX CONDITIONS FOR UNDERLYING INDEX

Citi Commodity Spread Index—Bloomberg Commodity IndexSM 3 Month Forward Sub-Indices
versus the Bloomberg Commodity IndexSM Sub-Indices

Index Conditions

12 February 2015

Part 1

General

This document constitutes the “Index Conditions” of an index (the “Index”) which tracks the Citi Commodity Spread Index—Bloomberg Commodity IndexSM 3 Month Forward Sub-Indices versus the Bloomberg Commodity IndexSM Sub-Indices (the “Index”).

These Index Conditions are made available by Citigroup Global Markets Limited in its capacity as the Index Sponsor. As at the date of these Index Conditions, Citigroup Global Markets Limited also acts as the Index Calculation Agent, calculating and publishing (in accordance with these Index Conditions) the Index, its Index Level and its Index Published Level. The Index Sponsor may, in its sole discretion and without notice, appoint an alternative Index Calculation Agent at any time, which may be the Index Sponsor or one of its Affiliates.

The Index Calculation Agent shall calculate the Index Level on each Index Business Day. The Index Calculation Agent shall calculate the Index Published Level for each Index Business Day by rounding the Index Level for such Index Business Day by the number of decimal places specified.

The Index Published Level for each Index Business Day shall be published on the Index Ticker, at the Index Valuation Time on the next following Index Business Day. This should be considered the official source for the Index Published Level and a level obtained from any other source (electronic or otherwise) must be considered unofficial.

The Index Sponsor’s determinations in respect of the Index, the methodology of which is described in these Index Conditions, shall be final. Please refer to Part 3 (Miscellaneous Provisions) for further information.

Full information in respect of any Index Linked Product is only available on the basis of the combination of these Index Conditions and the confirmation, prospectus or offering document (however described) of the Index Linked Product.

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Key Information

Index Ticker:	CVICF3F0 <Index>. The Index Ticker is a Bloomberg Electronic Page.

Index Calculation Agent:	Citigroup Global Markets Limited.

Index Sponsor:	Citigroup Global Markets Limited.

Index Launch Date:	11 February 2015.

Index Start Date:	31 December 2014.

Index Start Level:	100.

Index Base Currency:	U.S. Dollars.

Index Business Day:	Each Scheduled Trading Day of the New York floor of the CME Group.

Index Valuation Time:	11:00 a.m. (London time).

Scheduled Transacting Day:	Each Index Business Day which is also an All Exchanges Open Business Day.

Scheduled Balancing Day:	The first Scheduled Transacting Day of each calendar month.

Frequency of calculation of the Index Level:	Daily.

The Index was launched by the Index Sponsor on the Index Launch Date. The Index has been calculated by the Index Calculation Agent for the period from the Index Start Date. Any back-testing or similar performance analysis (for the period prior to the Index Start Date) undertaken by any person in respect of the Index for any reason must be considered illustrative only and may be based on assumptions and estimates not used by the Index Calculation Agent when determining the Index Level.

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Section A
Determination of the Index Level and the Index Published Level, and supplementary calculations and determinations

1.	Index Level and Index Published Level

1.1	The Index Level on the Index Start Date

The Index Level on the Index Start Date shall be the Index Start Level.

1.2	The Index Level on each Index Business Day following the Index Start Date

The Index Level on each Index Business Day “d” (following the Index Start Date) shall be an amount determined by the Index Calculation Agent in accordance with the formula set out below:

where:

“Id”	shall mean the Index Level on d.

“Id-1”	shall mean the Index Level on the Index Business Day immediately preceding d.

“Number”	shall mean the number of Component Indices contained in the Index.

“Unitsi,d-1”	shall mean the Number of Units in respect of Component Index i on the Index Business Day immediately preceding d.

The Number of Units in respect of each Component Index is determined in accordance with paragraph 3 below.

“CILi,d”	shall mean the Component Index Level of Component Index i on d.

“CILi,d-1”	shall mean the Component Index Level of Component Index i on the Index Business Day immediately preceding d.

1.3	The Index Published Level on each Index Business Day

The Index Published Level on each Index Business Day “d” shall be an amount determined by the Index Calculation Agent equal to the Index Level for such day rounded to three decimal places.

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2.	Component Index Level

The Component Index Level of each Component Index on an Index Business Day “d” shall be the closing level of such Component Index on d determined by the Index Calculation Agent with reference to the Component Index Ticker in respect of such Component Index.

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3.	Determination of the Number of Units

3.1	Each Index Business Day following the Index Start Date (other than a balancing)

The Number of Units in respect of each Component Index on each Index Business Day “d” (following the Index Start Date) other than a Balancing Day shall be equal to the Number of Units in respect of such Component Index on the Index Business Day immediately preceding d.

3.2	Balancing process (“balance what you can”)

(1)
If a Scheduled Balancing Day is not a Disrupted Day for any Component Index, then the Number of Units in respect of each Component Index on such Scheduled Balancing Day shall be an amount determined by the Index Calculation Agent in accordance with the formula set out at paragraph 4 below.

	(2)	If a Scheduled Balancing Day is a Disrupted Day for any Component Index, then:

		(a)	on each Interim Balancing Day in respect of such Scheduled Balancing Day:

(i)
the Number of Units in respect of each Component Index for which such Interim Balancing Day is not a Disrupted Day shall be an amount determined by the Index Calculation Agent in accordance with the formula set out at paragraph 4 below; and

			(ii)	where such Scheduled Balancing Day is the Index Start Date, the Number of Units in respect of each Component Index for which such Interim Balancing Day is a Disrupted Day shall be zero; and

(iii)
where such Scheduled Balancing Day is not the Index Start Date, the Number of Units in respect of each Component Index for which such Interim Balancing Day is a Disrupted Day shall be equal to the Number of Units in respect of such Component Index on the Index Business Day immediately preceding such Interim Balancing Day; and

(b)
the Number of Units in respect of each Component Index on the Effective Balancing Day in respect of such Scheduled Balancing Day shall be an amount determined by the Index Calculation Agent in accordance with the formula set out at paragraph 4 below.

For the purposes of this paragraph 3.2, any Component Index the Weight of which is zero shall be disregarded for the purposes of determining whether a day is a Disrupted Day for any Component Index.

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4.	Formula for the Number of Units

The Number of Units in respect of each Component Index “i” on an Index Business Day “d” shall be an amount determined by the Index Calculation Agent in accordance with the formula set out below:

where:

“Unitsi,d”	shall mean the Number of Units in respect of i on d.

“Id”	shall mean the Index Level on d.

“Weighti,d”	shall mean the Weight of i on d.

The Weight of each Component Index is determined in accordance with paragraph 5 below.

“CILi,d”	shall mean the Component Index Level of i on d.

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5.	Determination of the Weight of Component Index

5.1	Weight

The Weight of a Component Index “i” on an Index Business Day “d” shall be an amount determined by the Index Calculation Agent in accordance with the formula set out below:

where:

“Weighti,d”	shall mean the Weight of i on d.

“ACWi,d”	shall mean the Associated Commodity Weight of i on d.

The Associated Commodity Weight of each Component Index is determined in accordance with paragraph 5.2 below.

“Multiplier”	shall mean either:

(1) (if the Component Index Type of i is “BCOM F3 Index”) 1; or

(2) (if the Component Index Type of i is “BCOM F0 Index”) -1.

5.2	Associated Commodity Weight

The Associated Commodity Weight in respect of a Component Index “i” on an Index Business Day “d” shall be the weight of the relevant Associated Commodity, as applied for the purposes of determining the Benchmark Index, as of the ACW Observation Day immediately preceding d.

The Index Calculation Agent shall determine the weight of the relevant Associated Commodity as of a particular day with reference to the ACW Source.

“ACW Observation Day” shall mean the last Benchmark Index Business Day of each calendar month.

“ACW Source” shall mean the Benchmark Index Data Source.

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Section B

Component Index Table

i	Component Index	Component Index Ticker	Associated Commodity	Exchange
1	BCOM WTI Crude ER	BCOMCL <Index>	WTI Crude Oil	NYMEX
2	BCOM Brent Crude ER	BCOMCO <Index>	Brent Crude Oil	ICE
3	BCOM Gasoline ER	BCOMRB <Index>	Gasoline	NYMEX
4	BCOM Heating Oil ER	BCOMHO <Index>	Heating Oil	NYMEX
5	BCOM Natural Gas ER	BCOMNG <Index>	Natural Gas	NYMEX
6	BCOM Aluminium ER	BCOMAL <Index>	Aluminium	LME
7	BCOM Copper (CMX) ER	BCOMHG <Index>	Copper (CMX)	COMEX
8	BCOM Nickel ER	BCOMNI <Index>	Nickel	LME
9	BCOM Zinc ER	BCOMZS <Index>	Zinc	LME
10	BCOM Gold ER	BCOMGC <Index>	Gold	COMEX
11	BCOM Silver ER	BCOMSI <Index>	Silver	COMEX
12	BCOM Wheat ER	BCOMWH <Index>	Wheat (CBOT)	CBOT
13	BCOM Kansas Wheat ER	BCOMKW <Index>	Wheat (KCBOT)	KCBOT
14	BCOM Corn ER	BCOMCN <Index>	Corn	CBOT
15	BCOM Soybean ER	BCOMSY <Index>	Soybean	CBOT
16	BCOM Soybean Oil ER	BCOMBO <Index>	Soybean Oil	CBOT
17	BCOM Soybean Meal ER	BCOMSM <Index>	Soybean Meal	CBOT
18	BCOM Cotton ER	BCOMCT <Index>	Cotton	NYBOT
19	BCOM Sugar ER	BCOMSB <Index>	Sugar	NYBOT
20	BCOM Coffee ER	BCOMKC <Index>	Coffee	NYBOT
21	BCOM Live Cattle ER	BCOMLC <Index>	Live Cattle	CME
22	BCOM Lean Hogs ER	BCOMLH <Index>	Lean Hogs	CME
23	BCOM WTI Crude F3 ER	BCOMCL3 <Index>	WTI Crude Oil	NYMEX
24	BCOM Brent Crude F3	BCOMCO3 <Index>	Brent Crude Oil	ICE
25	BCOM Gasoline F3 ER	BCOMRB3 <Index>	Gasoline	NYMEX
26	BCOM Heating Oil F3 ER	BCOMHO3 <Index>	Heating Oil	NYMEX
27	BCOM Natural Gas F3 ER	BCOMNG3 <Index>	Natural Gas	NYMEX
28	BCOM Aluminium F3 ER	BCOMAL3 <Index>	Aluminium	LME
29	BCOM Copper (CMX) F3 ER	BCOMHG3 <Index>	Copper (CMX)	COMEX
30	BCOM Nickel F3 ER	BCOMNI3 <Index>	Nickel	LME
31	BCOM Zinc F3 ER	BCOMZS3 <Index>	Zinc	LME
32	BCOM Gold F3 ER	BCOMGC3 <Index>	Gold	COMEX
33	BCOM Silver F3 ER	BCOMSI3 <Index>	Silver	COMEX
34	BCOM Wheat F3 ER	BCOMWH3 <Index>	Wheat (CBOT)	CBOT
35	BCOM Kansas Wheat F3 ER	BCOMKW3 <Index>	Wheat (KCBOT)	KCBOT
36	BCOM Corn F3 ER	BCOMCN3 <Index>	Corn	CBOT
37	BCOM Soybean F3 ER	BCOMSY3 <Index>	Soybean	CBOT

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i	Component Index	Component Index Ticker	Associated Commodity	Exchange
38	BCOM Soybean Oil F3	BCOMBO3 <Index>	Soybean Oil	CBOT
39	BCOM Soybean Meal F3 ER	BCOMSM3 <Index>	Soybean Meal	CBOT
40	BCOM Cotton F3 ER	BCOMCT3 <Index>	Cotton	NYBOT
41	BCOM Sugar F3 ER	BCOMSB3 <Index>	Sugar	NYBOT
42	BCOM Coffee F3 ER	BCOMKC3 <Index>	Coffee	NYBOT
43	BCOM Live Cattle F3 ER	BCOMLC3 <Index>	Live Cattle	CME
44	BCOM Lean Hogs F3 ER	BCOMLH3 <Index>	Lean Hogs	CME

“Component Index Type” shall mean:

(1)	in respect of each of Component Index 1 to Component Index 22 (inclusive), “BCOM F0 Index”; and

(2)	in respect of each of Component Index 23 to Component Index 44 (inclusive), “BCOM F3 Index”.

The index conditions of the Component Indices are available from the Index Sponsor.

The Component Index Ticker of each Component Index is a Bloomberg Electronic Page.

“CBOT” shall mean the Chicago Board of Trade.
“CME” shall mean the Chicago Mercantile Exchange.
“COMEX” shall mean the Commodity Exchange, Inc.
“KCBOT” shall mean the Kansas City Board of Trade.
“LME” shall mean the London Metal Exchange.
“NYBOT” shall mean the New York Board of Trade.
“NYMEX” shall mean the New York Mercantile Exchange.

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Section C
Benchmark Index

1.	Benchmark Index

“Benchmark Index” shall mean the Bloomberg Commodity IndexSM.

“Benchmark Index Business Day” shall mean a “Business Day” as defined in the “Index Methodology ~ The Bloomberg Commodity Index Family”, published as of 30 June 2014 by Bloomberg Finance L.P.

“Benchmark Index Data Source” shall mean the relevant file setting out the daily weights of the Benchmark Index Components of the Benchmark Index, published by the Benchmark Index Sponsor, or any alternative source designated by the Index Calculation Agent.

2.	Changes to the Benchmark Index

2.1	Removals from the Benchmark Index

In the event that the Benchmark Index Sponsor removes a Benchmark Index Component from the Benchmark Index, the Index Sponsor shall, with effect from the first Scheduled Balancing Day following the effective date of such removal (or with effect from such effective date if such effective date is a Scheduled Balancing Day), remove from the Index the two Component Indices the Associated Commodities of which correspond with such Benchmark Index Component.

2.2	Additions to the Benchmark Index

In the event that the Benchmark Index Sponsor adds a new component to the Benchmark Index (such new component, an “Additional Benchmark Index Component”), the Index Sponsor shall, with effect from the first Scheduled Balancing Day following the effective date of such addition (or with effect from such effective date if such effective date is a Scheduled Balancing Day), add to the Index two new Component Indices (each, an “Additional Component Index”), as follows:

(1) the Associated Commodity of each Additional Component Index shall be the commodity which is represented by the Additional Benchmark Index Component;

(2)
one Additional Component Index shall be the “3 Month Forward” sub-index of the Benchmark Index corresponding with the Additional Benchmark Index Component, and the Component Index Type of such Additional Component Index shall be “BCOM F3 Index”;

(3)
the other Additional Component Index shall be the sub-index of the Benchmark Index which tracks near-dated commodity futures contracts corresponding with the Additional Benchmark Index Component, and the Component Index Type of such Additional Component Index shall be “BCOM F0 Index”;

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(4)	the Index Calculation Agent shall determine the Component Index Ticker in respect of each Additional Component Index; and

(5)	each Additional Component Index shall be deemed to be a Component Index.

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Section D
Successors and Extraordinary Events

1.	Successor Benchmark Index, Successor Benchmark Index Sponsor, Successor Component Index and Successor Component Index Sponsor

If the Benchmark Index or a Component Index is:

(1)
not calculated and announced by the Benchmark Index Sponsor or the Component Index Sponsor (as relevant) but is calculated and announced by a successor sponsor acceptable to the Index Calculation Agent; or

(2)
is replaced by a successor index using, in the determination of the Index Calculation Agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the Benchmark Index or such Component Index (as relevant), then in each case that index shall be deemed to be the Benchmark Index or such Component Index (as relevant) with effect from the date determined by the Index Calculation Agent, and the Index Sponsor may make such adjustment or adjustments to these Index Conditions as it determines appropriate to account for the effect on the Index of such change.

2.	Extraordinary Event

2.1	Extraordinary Event

“Extraordinary Event” shall mean, in respect of the Benchmark Index or a Component Index, the Benchmark Index Sponsor or the Component Index Sponsor (as relevant):

	(1)	fails to publish the level of the Benchmark Index or such Component Index; or

(2)
announces that it will make a material change in the formula for or method of calculating the Benchmark Index or such Component Index (as relevant) or in any other way materially modifies the Benchmark Index or such Component Index (as relevant), other than a modification prescribed in such formula or method to maintain the Benchmark Index or such Component Index (as relevant) in the event of (a) changes in the constituents of the Benchmark Index or such Component Index (as relevant); (b) the weightings (if any) of the Benchmark Index or such Component Index (as relevant); or (c) other routine events; or

	(3)	permanently cancels the Benchmark Index or such Component Index.

2.2	Following an Extraordinary Event

If an Extraordinary Event occurs in respect of the Benchmark Index or a Component Index (the “Affected Element”), then:

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(1)
the Index Calculation Agent may suspend the calculation, publication and dissemination of the Index, the Index Level and the Index Published Level until the first succeeding Index Business Day on which such Extraordinary Event does not occur or continue to occur; and/or

(2)
the Index Calculation Agent may select a replacement for the Affected Element which has substantially similar characteristics to the Affected Element that is being replaced, having regard to the manner in which the Affected Element is used in the calculation of the Index, in which case (a) the Index Calculation Agent will determine the effective date of such replacement; and (b) the Index Sponsor will make such adjustment or adjustments to these Index Conditions as it determines appropriate to account for the effect on the Index of such replacement; and/or

(3)	the Index Sponsor may discontinue and cancel the Index.

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Part 2
Definitions

“Affiliate” shall mean, in respect of any person, any entity controlled (directly or indirectly) by such person, any entity which controls (directly or indirectly) such person or any entity (directly or indirectly) under common control with such person. For this purpose, “control” of any person or entity shall mean the ownership or majority of the voting power of such person or entity.

“ACW Observation Day” shall have the meaning given to it in paragraph 5 of Section A of Part 1.

“ACW Source” shall have the meaning given to it in paragraph 5 of Section A of Part 1.

“All Exchanges Open Business Day” shall mean any day which is an Open Business Day for the Exchange of each Component Index.

“Associated Commodity” shall mean, in respect of each Component Index, the commodity corresponding with such Component Index, as specified in the column headed “Associated Commodity” of the Component Index Table.

“Balancing Day” shall mean each Scheduled Balancing Day, and the Effective Balancing Day (if applicable) in respect of such Scheduled Balancing Day, and each Interim Balancing Day (if any) in respect of such Scheduled Balancing Day.

“Benchmark Group” shall mean a group of Component Indices comprising all of the Component Indices the Component Index Type of each of which is “Benchmark”.

“Benchmark Index” shall mean the index defined as such in paragraph 1 of Section C of Part 1.

“Benchmark Index Component” shall mean each component commodity contained in the Benchmark Index from time to time.

“Benchmark Index Data Source” shall have the meaning given to it in paragraph 1 of Section C of Part 1.

“Benchmark Index Sponsor” shall mean, in respect of the Benchmark Index, the corporation or other entity which (1) is responsible for setting and reviewing the rules and procedures and methods of calculations and adjustments, if any, relating to the Benchmark Index; and (2) announces (directly or through an agent) the level of the Benchmark Index on a regular basis.

“Citi” shall mean Citigroup Inc. and its Affiliates.

“Citi Index Group” shall mean a group of Component Indices comprising all of the Component Indices the Component Index Type of each of which is “Citi Index”.

“Component Index” shall mean each component index contained in the Index, as specified in the column

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headed “Component Index” of the Component Index Table. Each Component Index is also identified by means of the unique number specified in the column headed “i” of the Component Index Table.

“Component Index Level” shall mean, in respect of a Component Index, the level of such Component Index.

“Component Index Sponsor” shall mean, in respect of a Component Index, the corporation or other entity which (1) is responsible for setting and reviewing the rules and procedures and methods of calculations and adjustments, if any, relating to such Component Index; and (2) announces (directly or through an agent) the level of such Component Index on a regular basis.

“Component Index Table” shall mean the table set out at Section B of Part 1 under the heading “Component Index Table”.

“Component Index Ticker” shall mean, in respect of a Component Index, the Electronic Page specified in respect of such Component Index in the column headed “Component Index” of the Component Index Table.

“Component Index Type” shall have, in respect of a Component Index, the meaning given to it in Section B of Part 1.

“Data Table” shall mean the table set out under the heading “Key Information”.

“Disrupted Day” shall mean, in respect of a Component Index, a day on which any of the following events occurs: (1) the exchange, on which one or more commodity futures contracts constituting such Component Index on such day is traded, does not open for trading at any time on such day; or (2) one or more commodity futures contracts constituting such Component Index on such day is not traded at any time on such day; or (3) the Settlement Price of one or more commodity futures contracts constituting such Component Index on such day is a Limit Price on such day.

“Effective Balancing Day” shall mean, in respect of a Scheduled Balancing Day which is a Disrupted Day for any Component Index, the first succeeding Scheduled Transacting Day which is not a Disrupted Day for any Component Index.

“Electronic Page” shall mean, in respect of an index, instrument or rate (as relevant) (1) the electronic page or source specified in respect of such index, instrument or rate (as relevant); or (2) any successor electronic page or source that has been designated by either (a) the sponsor of the original electronic page or source; or (b) the relevant information vendor or provider of the original electronic page or source; or (3) any alternative electronic page or source designated by the Index Calculation Agent.

“Exchange” shall mean, in respect of a Component Index, the exchange specified in respect of such Component Index in the column headed “Exchange” of the Component Index Table.

“Index Base Currency” shall be the currency specified as such in the Data Table.

“Index Business Day” shall mean each day specified as such in the Data Table.

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“Index Calculation Agent” shall mean the person specified as such in the Data Table and appointed by the Index Sponsor, any successor to such person, or any alternative calculation agent appointed by the Index Sponsor.

“Index Launch Date” shall mean the date specified as such in the Date Table.

“Index Level” shall mean, in respect of an Index Business Day, the closing level of the Index on such Index Business Day. The Index Level shall be an amount expressed in the Index Base Currency.

“Index Linked Product” shall mean any security, contract or other financial product the return on which is linked to the performance of the Index.

“Index Published Level” shall mean, in respect of an Index Business Day, the published level of the Index on such Index Business Day. The Index Published Level shall be an amount expressed in the Index Base Currency.

“Index Sponsor” shall mean the person specified as such in the Data Table or any successor to or assignee of such person.

“Index Start Date” shall mean the date specified as such in the Data Table.

“Index Start Level” shall mean the Index Level on the Index Start Date, as specified in the Data Table.

“Index Ticker” shall mean the Electronic Page in respect of the Index, as specified in the Data Table.

“Index Valuation Time” shall mean the time specified as such in the Data Table.

“Interim Balancing Day” shall mean, in respect of a Scheduled Balancing Day which is a Disrupted Day for any Component Index, each Scheduled Transacting Day from (and including) such Scheduled Balancing Day to (but excluding) the Effective Balancing Day in respect of such Scheduled Balancing Day.

“Limit Price” shall mean, in respect of a commodity futures contract and a scheduled trading day of the exchange on which such commodity futures contract is traded, the price (if any) determined under the rules of such exchange as the minimum price or the maximum price at which transactions in such commodity futures contract are permitted on such scheduled trading day, and for these purposes “scheduled trading day” shall mean any day on which exchange is scheduled to be open for its regular trading session.

“Number of Units” shall mean the amount determined in accordance with paragraph 3 of Section A of Part 1.

“Open Business Day” shall mean, in respect of an Exchange, any day which is a Scheduled Trading Day for such Exchange on which such Exchange is open for trading during its regular trading session, notwithstanding such Exchange closing prior to its Scheduled Closing Time.

“Scheduled Balancing Day” shall mean each day specified as such in the Data Table.

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“Scheduled Closing Time” shall mean, in respect of a Scheduled Trading Day, the scheduled weekday closing time on the relevant Exchange on such Scheduled Trading Day, without regard to after-hours trading or other trading outside the hours of the regular trading session on such Exchange.

“Scheduled Trading Day” shall mean, in respect of an exchange, any day when such exchange is scheduled to be open for its regular trading session.

“Scheduled Transacting Day” shall mean each day specified as such in the Data Table.

“Settlement Price” shall mean, in respect of a commodity futures contract, the price of such contract that is generally used by participants in the related cash or over-the-counter market as a benchmark for transactions linked to such commodity futures contract (for the avoidance of doubt, such price may be referred to as the “reference price”, the “closing price”, or the “settlement price” of such commodity futures contract).

“Weight” shall mean, in respect of a Selected Index, the percentage determined in accordance with paragraph 5 of Section A of Part 1.

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Part 3
Miscellaneous Provisions

1.	Calculations and determinations

1.1	General

The Index Calculation Agent will perform all calculations, determinations, rebalancings and adjustments (together, “Calculations”) in respect of the Index.

Neither the Index Calculation Agent nor the Index Sponsor will have any responsibility for errors made in good faith or omissions in Calculations or other actions as provided in these Index Conditions.

The Calculations of the Index Calculation Agent shall be performed by it in accordance with these Index Conditions, acting in its sole, absolute and unfettered discretion, but in good faith and in a commercially reasonable manner (having regard in each case to the criteria stipulated in these Index Conditions and, where relevant, on the basis of information provided to or obtained by employees or officers of the Index Calculation Agent responsible for making relevant Calculations). All Calculations shall, in the absence of manifest error, be final, conclusive and binding on any user of the Index, including any holder of, or counterparty to, an Index Linked Product.

Although these Index Conditions are intended to be comprehensive, it is possible that ambiguities, errors and omissions may arise in certain circumstances. The Index Sponsor will resolve, acting in good faith and in a commercially reasonable manner, any such ambiguity, error or omission, and may amend these Index Conditions to reflect the resolution of such ambiguity, error or omission in a manner which is consistent with the commercial objective of the Index.

1.2	Rounding

Subject as provided in these Index Conditions, any amount, currency amount, level, percentage, price, rate or value (“Amount”) calculated by the Index Calculation Agent shall be rounded to such number of decimal points and in such manner as the Index Calculation Agent determines is appropriate, acting in a commercially reasonable manner.

1.3	Use of estimates

The Index Calculation Agent will perform the Calculations described in these Index Conditions using the information, data sources or factors specified in these Index Conditions and any Amount (together, “Information”) and may perform any Calculation and any action required in respect of these Index Conditions in any sequence. However, in the event that the Index Calculation Agent is not able to obtain or use any necessary Information, then (after using reasonable endeavours and after applying any fallback provision specified in these Index Conditions in respect of the relevant Calculation) the Index Calculation Agent may, but shall not be obliged to, use its estimate (made in good faith and in a

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commercially reasonable manner) of the relevant Information in performing such Calculation, should the Index Calculation Agent determine that such estimate is reasonably necessary in order to give effect to any provision or to perform any Calculation necessary under these Index Conditions.

1.4	No verification of Information

Although the Index Calculation Agent will obtain Information for inclusion in the Index or for use in performing any Calculation under these Index Conditions from sources that the Index Calculation Agent considers reliable (including databases maintained by the Index Calculation Agent or its Affiliates, and public sources such as Bloomberg and Reuters), the Index Calculation Agent will not publish or independently verify such Information.

1.5	Corrections

Subject as provided in these Index Conditions, if the Index Calculation Agent becomes aware that any Information used by it in connection with any Calculation under these Index Conditions has subsequently been corrected or adjusted, then the Index Calculation Agent may, but shall not be obliged to, use such corrected or adjusted Information and as a consequence make any further Calculation that it determines necessary or desirable in order to give effect to or to reflect such corrected or adjusted Information, including without limitation any redenomination, exchange or conversion of any currency into a successor currency.

1.6	Reliance

In performing any Calculation under these Index Conditions, the Index Calculation Agent may rely upon the opinion of any person who appears to it as being competent to value any asset or instrument of any class, or to perform any other calculation or determination, by reason of any appropriate relevant professional qualification or experience.

1.7	Not acting as fiduciary or agent

In performing any Calculation or other action in connection with these Index Conditions, each of the Index Calculation Agent and the Index Sponsor will act as principal and not as agent of any other person. Neither the Index Calculation Agent nor the Index Sponsor owes any duty of care or any fiduciary duty to any investor in any Index Linked Product or to any other person. Each Calculation and other action performed in connection with these Index Conditions by the Index Calculation Agent or the Index Sponsor is performed in reliance on this provision and is subject to this provision.

If through performing any such Calculation or other action the Index Calculation Agent or the Index Sponsor is rendered an agent or fiduciary of another person under applicable law, then (at the option of the Index Calculation Agent or the Index Sponsor, as relevant) the rights and obligations of the Index Calculation Agent or the Index Sponsor to perform such Calculation or other action may be suspended (or, if already performed, the application of such Calculation or other action may be suspended) until such time when such Calculation or other action can be performed either by the Index Calculation Agent or the Index Sponsor as principal and not as an agent or fiduciary or by an appropriate third

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party who is both willing and able to perform such Calculation or other action.

1.8	Dates and times of calculations

Notwithstanding that certain Calculations under these Index Conditions may be expressed to be “on” or “as at” a certain date or time, the Index Calculation Agent may in its discretion perform such Calculation in respect of such date or time after such date or time.

2.	Notional exposure

The Index reflects a particular method by which the performance of the indices, instruments and rates (each, a “Reference Factor”) used to determine the Index and the Index Level is analyzed, and any exposure to a Reference Factor will be purely notional and will only exist in the books and records of the Index Sponsor and the Index Calculation Agent.

3.	Conflicts of interest

Citi entities perform various roles in connection with the Index and any Index Linked Product, and conflicts of interest may arise for any such entity as a consequence of any role it performs in connection with the Index or any Index Linked Product or as a consequence of its activities more generally.

During the normal course of their business, the Index Sponsor, the Index Calculation Agent, any of their respective Affiliates, directors, officers, employees, representatives, delegates and agents (each, for these purposes, a “Relevant Person”) may enter into, promote, offer or sell securities or contracts (whether or not structured) linked to the Index and/or any Reference Factor. Any Relevant Person may at any time (1) have long or short principal positions or actively trade (whether or not through making markets to its clients) positions in or relating to the Index or any Reference Factor; (2) invest in or engage in transactions with or on behalf of other persons relating to the Index and/or any Reference Factor; (3) undertake hedging transactions (for the purposes of any security or contract) which may adversely affect the level, price or rate or other factor underlying the Index and/or any Reference Factor; (4) have an investment banking or commercial relationship with the issuer of any Reference Factor and have access to information from such issuer; or (5) publish research in respect of any Reference Factor. Such activity may or may not affect the Index Level, but potential investors and counterparties should be aware that a conflict of interest may arise when a person acts in more than one capacity, and such conflict of interest may affect (whether in a positive manner or a negative manner) the Index Level.

4.	Disclaimer

No Relevant Person makes any express or implied representation or warranty as to (1) the advisability of purchasing or entering into any Index Linked Product; (2) the levels of the Index at any particular date or time; (3) the results to be obtained from the use of the Index or any datum included in these Index Conditions for any purpose; or (4) any other matter. Each Relevant Person hereby expressly disclaims, to the fullest extent permitted by applicable law, all warranties of accuracy, completeness, merchantability or fitness for a particular purpose with respect to the Index and any information

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contained in these Index Conditions. No Relevant Person will have any liability (direct or indirect, special, punitive, consequential or otherwise) to any person even if notified of the possibility of damages.

These Index Conditions have been prepared solely for the purposes of information and nothing in these Index Conditions constitutes (1) an offer to buy or sell any security or contract, to participate in any transaction or to adopt any investment strategy; or (2) legal, tax, regulatory, financial or accounting advice. Any decision to purchase any Index Linked Product should be based on the information contained in the associated prospectus or offering document (however described). In the case of a prospectus or offering document which contains provisions under the heading “Risk Factors”, “Investment Considerations” or the equivalent, please refer to these provisions for a discussion of the factors that must be considered in connection with an investment in the security or contract described therein.

Neither the Index Calculation Agent nor the Index Sponsor is under any obligation to continue to calculate, publish or disseminate the Index, the Index Level, or the Index Published Level.

5.	Intellectual Property

The Index and these Index Conditions are the Index Sponsor’s proprietary and confidential material. No person may reproduce or disseminate the information contained in these Index Conditions, the Index, the Index Level or the Index Published Level without the prior written consent of the Index Sponsor. These Index Conditions are not intended for distribution to or use by any person in a jurisdiction where such distribution is prohibited by applicable law and regulation.

The Index is not in any way sponsored or promoted by the sponsor or issuer, as relevant, of any Reference Factor.

© 2015 Citigroup Global Markets Limited. All rights reserved. Citi and the Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its Affiliates and are used and registered throughout the world. Citigroup Global Markets Limited is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority.

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Part 4
Disclaimer

Bloomberg Commodity IndexSM

“Bloomberg®” and “Bloomberg Commodity Index” are service marks of Bloomberg L.P. (“Bloomberg”) and have been licensed for use for certain purposes by Citigroup Global Markets Inc. and its affiliates (“Licensee”).

Each Citi Commodities Index (each, a “Citi Index”) described herein and any security, contract or other financial product the return of which is linked to the performance of a Citi Index (each, a “Citi Index Linked Product”, and together with each Citi Index, the “Products”) are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC (“UBS Securities”) or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Products or any member of the public regarding the advisability of investing in securities or commodities generally or in Citi Index Linked Products particularly. The only relationship of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodities IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS Securities without regard to the Licensee or the Products. Bloomberg and UBS Securities have no obligation to take the needs of the Licensee or the owners of or counterparties to the Products into consideration in determining, composing or calculating the Bloomberg Commodities IndexSM. None of Bloomberg, UBS AG, UBS Securities or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of Citi Index Linked Products to be issued or in the determination or calculation of the equation by which Citi Index Linked Products are to be converted into cash. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to customers in respect of the Products, in connection with the administration, marketing or trading of the Products. Notwithstanding the foregoing, UBS AG, UBS Securities and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Products currently being issued by Licensee, but which may be similar to and competitive with the Products. In addition, UBS AG, UBS Securities and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM and the Bloomberg Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the Products.

The index conditions of each Citi Index relate only to such Citi Index, and the confirmation, prospectus or offering document (however described) of any Citi Index Linked Product relates only to such Citi Index Linked Product, and neither relates to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of Citi Index Linked Products should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates. The information in the index conditions of each Citi Index,

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and in the confirmation, prospectus or offering document (however described) of any Citi Index Linked Product, regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with Products. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF OR COUNTERPARTIES TO THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH ANY PRODUCT OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS SECURITIES AND THE LICENSEE, OTHER THAN UBS AG.

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